   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 2000
                                                   REGISTRATION NO. 333-________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                              ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              ---------------------

                          SHAFFER DIVERSIFIED FUND, LP
             (Exact name of registrant as specified in its charter)

                  DELAWARE                                        6799                                      13-4132934
       (State or other jurisdiction of                (Primary Standard Industrial                         (IRS employer
       incorporation or organization)                  Classification Code Number)                    identification number)

                              70 WEST RED OAK LANE
                             WHITE PLAINS, NY 10604
                                 (800) 352-5265
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             -----------------------

                                DANIEL S. SHAFFER
                         SHAFFER ASSET MANAGEMENT, INC.
                              70 WEST RED OAK LANE
                             WHITE PLAINS, NY 10604
                                 (800) 352-5265
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           COPY OF COMMUNICATIONS TO:
                             John J. Sullivan, Esq.
                              Kathryn Beller, Esq.
                             McDermott, Will & Emery
                              50 Rockefeller Plaza
                               New York, NY 10020
                             -----------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                    PROPOSED MAXIMUM AGGREGATE           AMOUNT OF
         TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED             OFFERING PRICE (1)            REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Units of limited partner interest .........................                $15,000,000                   $3,960.00
=========================================================================================================================

(1) Estimated, pursuant to Rule 457(o) under the Securities Act, solely for purposes of calculating the registration fee.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE FUND MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 2000

PROSPECTUS



                          SHAFFER DIVERSIFIED FUND, LP
                    15,000 UNITS OF LIMITED PARTNER INTEREST

         This is an initial public offering of 15,000 units of limited partner interest in Shaffer Diversified Fund, LP. The fund trades speculatively in the US commodity futures markets. Shaffer Asset Management, Inc., which serves the fund as general partner and commodity trading advisor, intends to allocate the assets of the fund across a broad spectrum of commodity markets.

         The fund is offering up to 15,000 units of limited partner interest, initially valued at $1,000 per unit. The fund will sell at least 1,000 units before it begins trading. Units will be continuously offered for purchase on the last business day of each month at the then net asset value per unit. The units will not be listed on any national securities exchange or quoted by the Nasdaq Stock Market.

         Trustees, IRAs and other tax-exempt accounts and NASD-registered broker-dealers must initially purchase at least $5,000 in units. Other investors must initially purchase at least $10,000 in units. Investors are required to make representations and warranties in connection with their investment. Each investor is encouraged to discuss the investment with his or her own financial, legal and tax advisors.

         Information about the fund and this offering is contained in two parts -- this prospectus and a separate statement of additional information. Both this prospectus and the statement of additional information must be provided to investors prior to investment in the fund. Investors should carefully read both this prospectus and the statement of additional information prior to making an investment.

         INVESTING IN THE UNITS INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.


                         SHAFFER ASSET MANAGEMENT, INC.
                                 General Partner

                , 2000

                      COMMODITY FUTURES TRADING COMMISSION
                            RISK DISCLOSURE STATEMENT

         YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTION MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

         FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT AND FOR ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 8 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 10.

         THIS BRIEF STATEMENT CANNOT DISCLOSE ALL OF THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 3.

                                TABLE OF CONTENTS

                                                                                                   PAGE
Summary .........................................................................................    1
Risk Factors ....................................................................................    3
Forward-Looking Statements ......................................................................    8
Charges to the Fund .............................................................................    9
Use of Proceeds .................................................................................   12
Capitalization ..................................................................................   12
Selected Financial Data .........................................................................   13
Management's Discussion and Analysis of Financial Condition and Results of Operations ...........   14
Business ........................................................................................   16
Shaffer Asset Management, Inc. ..................................................................   19
Principal Partners ..............................................................................   22
Conflicts of Interest ...........................................................................   23
The Commodity Broker ............................................................................   25
Distributions and Redemption ....................................................................   26
Summary of Agreement of Limited Partnership .....................................................   27
Federal Income Tax Considerations ...............................................................   31
Investment by ERISA Accounts ....................................................................   36
Plan of Distribution ............................................................................   38
Legal Matters ...................................................................................   40
Experts .........................................................................................   40
Index to Financial Statements ...................................................................  F-1

EXHIBITS
Agreement of Limited Partnership ................................................................   A-1
Request for Redemption ..........................................................................   B-1
Subscription Requirements .......................................................................   C-1
Subscription Instructions; Subscription Agreement and Power of Attorney .........................   D-1

                                     SUMMARY

         Shaffer Diversified Fund, LP allows investors to participate in the United States commodity futures markets. Shaffer Asset Management, Inc., the general partner and commodity trading advisor of the fund, uses its computerized, trend-following, technical trading and risk-control methods to seek substantial medium-term and long-term capital appreciation. At the same time, SAM seeks to control risk and volatility. SAM provides advisory services to individually managed accounts that are similar to the services that it will provide to the fund.

         Futures are standardized contracts traded on commodity exchanges that call for the future delivery of commodities at specified times and places. Futures contracts are traded on a wide variety of commodities. The fund will trade futures positions on margin, which means that it will utilize leverage in its trading.

         The principal executive offices of the fund are located at 70 West Red Oak Lane, White Plains, New York 10604. The telephone number of the fund is
(800) 352-5265.

SAM

         Shaffer Asset Management, Inc. serves the fund as general partner and commodity trading advisor. SAM administers the fund, directs its trading and has sole authority and responsibility for investment and reinvestment of the assets of the fund. Daniel S. Shaffer, the principal of SAM, has over 13 years of experience trading in the futures markets. As of August 31, 2000, SAM managed over $2.6 million in the futures markets.

         SAM uses a computerized, trend-following, technical trading and risk-control approach. This approach incorporates quantitative portfolio management analysis and seeks to identify and profit from sustained price trends. SAM currently uses a single trading model in all markets in which it trades. The model analyzes market movements and internal market and price configurations. The model also employs a proprietary, volatility-based system to allocate capital among markets within a portfolio. SAM structures a risk-balanced portfolio by assigning a dollar risk value to each trade, based on contract size and volatility.

WHO MAY INVEST

         An investment in the fund is speculative and involves a high degree of risk. The fund is not suitable for all investors, nor is it a complete investment program. The fund is designed as a diversification opportunity in the context of a larger investment portfolio. Investors should invest only a limited portion of their portfolio in the fund. To invest in the fund, an investor must have, at a minimum:

         - net worth of at least $150,000, exclusive of home, furnishings and automobiles; or

         - net worth, similarly calculated, of at least $45,000 and an annual gross income of at least $45,000.

         Some jurisdictions in which the units will be offered impose higher minimum financial standards on prospective investors. In each case, these standards are only regulatory minimums. Even if an investor meets the suitability standards described above, an investment in the units may not be suitable for him or her. Only the investor can make that determination. AN INVESTOR MAY NOT INVEST MORE THAN 10% OF HIS OR HER NET WORTH, EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES, IN THE FUND.

         In the subscription agreement and power of attorney, the form of which is attached as an exhibit to this prospectus, investors must to make representations and warranties relating to their suitability to purchase the units. Please read the subscription agreement and power of attorney carefully.

MINIMUM INVESTMENT

         Trustees, IRAs and other tax-exempt accounts and NASD-registered broker-dealers must initially purchase at least $5,000 in units. Other investors must initially purchase at least $10,000 in units. Investors may purchase additional units in a minimum amount of $1,000. SAM may accept subscriptions for lesser amounts in its discretion.

HOW TO SUBSCRIBE

         Units will initially be valued at $1,000 each. After the initial closing of this offering, units will be offered at a price equal to their then net asset value. The net assets of the fund are its assets less its liabilities as determined in accordance with the agreement of limited partnership. The net asset value per unit equals the net assets of the fund divided by the number of units outstanding on the date of determination.

         Investors must submit subscriptions at least five business days prior to the last business day of a month. Subscriptions will be accepted once payments have cleared. The fund will accept subscriptions throughout the offering period. SAM may terminate the offering at any time but has no present intention to terminate the offering. The selling agents will use their best efforts to sell the units but have no firm underwriting commitment.

CHARGES TO THE FUND; BREAKEVEN THRESHOLD

         Charges to the fund are substantial. Charges that not offset by trading gains and interest income will deplete the assets of the fund. In order to "break even" at the end of one year of trading, each $10,000 invested must earn profits of approximately $250 or 2.5%. See "Charges to the Fund."

DISTRIBUTIONS AND REDEMPTION

         The fund is intended to be a medium-term to long-term investment. Investors should expect to invest for three to five years. While units are transferable, no market currently exists for their sale and none is expected to develop. SAM does not intend to make any distributions to investors from the fund. Monthly redemptions are permitted upon 10-days prior written notice to SAM. Redemption fees apply during the first 12 months following purchase.

FEDERAL INCOME TAX CONSIDERATIONS

         SAM has been advised that for federal income tax purposes, assuming that the fund operates in the manner described in this prospectus, the fund will be treated as a partnership and not as an association taxable as a corporation or a publicly traded partnership in any taxable year as long as 90% or more of the gross income of the fund in that year consists of "qualifying income" for federal income tax purposes. The fund has not obtained a ruling from the Internal Revenue Service confirming this tax treatment, and SAM does not intend to request a ruling. If the partnership is treated as a partnership, US taxpayers will be taxed each year on interest income earned and any gains recognized by the fund, whether or not the taxpayer redeems any units or receives any distributions.

         Taxpayers who are individuals may deduct capital losses only to the extent of their capital gains plus $3,000. Taxpayers may carry forward capital losses that cannot be deducted in the current taxable year. Accordingly, even if the fund suffers significant losses, an investor may be required to pay taxes on his or her share of the ordinary income of the fund.

                                  RISK FACTORS

         THE FOLLOWING RISK FACTORS ARE NOT THE ONLY RISKS THAT ARE RELATED TO AN INVESTMENT IN THE FUND. INVESTORS SHOULD READ THE ENTIRE PROSPECTUS BEFORE DETERMINING WHETHER TO INVEST IN THE UNITS AND SHOULD CONSULT WITH THEIR OWN FINANCIAL AND TAX ADVISORS.

                            RISKS RELATED TO THE FUND

         AN INVESTOR COULD POSSIBLY LOSE HIS OR HER TOTAL INVESTMENT IN THE
FUND.

         Futures contracts have a high degree of price variability and are subject to occasional rapid and substantial changes. The fund may not achieve its objectives or avoid substantial losses. For every gain in futures trading, there is an equal and offsetting loss. SAM has from time to time incurred substantial losses in trading on behalf of its customers. An investor may lose all or substantially all of his or her investment in the fund.

THE FUND HAS NO OPERATING HISTORY.

         The Commodity Futures Trading Commission (CFTC) requires SAM to disclose to investors the actual performance record of the fund. The fund has not begun trading and does not have any performance history.

SAM, THE GENERAL PARTNER AND COMMODITY TRADING ADVISOR OF THE FUND, HAS A LIMITED OPERATING HISTORY AND LIMITED ASSETS.

         SAM has been registered as a commodity trading advisor with the CFTC since October 1998. SAM has been a member of the National Futures Association
(NFA) as a commodity trading advisor since October 1998 and as a commodity pool operator since July 2000. SAM has managed commodity accounts for others since March 1999. For information about the operating history of SAM, see "Shaffer Asset Management, Inc.-Performance Information Regarding Directed Accounts Managed by SAM."

         SAM is a corporation with limited assets. In addition, the agreement of limited partnership of the fund provides that SAM is not personally liable for the return or repayment of all or any portion of the capital or profits of any investor and that any return of capital or profits will be made solely from the assets of the fund, which will not include a right of contribution from SAM. As a result, investors should not rely upon the assets of SAM when evaluating an investment in the fund. For additional information, see the financials statements of SAM included elsewhere in this prospectus.

INVESTORS SHOULD NOT RELY ON THE PAST PERFORMANCE OF SAM IN EVALUATING AN INVESTMENT IN THE UNITS.

         The performance of the fund cannot be predicted. The fund may not perform successfully in the future. The past performance of SAM does not necessarily indicate future results. SAM has never managed a commodity pool like the fund.

THE FUND IS HIGHLY LEVERAGED.

         Typically the fund will deposit with the commodity broker only 2% to 10% of the total value of a futures contract as margin funds in order to enter into a futures contract. The ratio of margin funds to the market value of the futures contracts is typically 20% to 30% but may range from 10% to 40%. As a result, the fund will be able to hold positions that equal several times the value of its net assets. As a result of this leverage, even a small movement in the price of a contract may create large losses.

THE UNITS ARE NOT LIQUID INVESTMENTS.

         At times, futures positions cannot be liquidated at the desired price. For example, it is difficult to execute a trade at a specific price if the volume of buy and sell orders in a market is small. Market disruptions also make it more difficult to liquidate a position. Unexpected lack of market liquidity has caused major losses in recent years. The fund may experience a lack of market liquidity at any time and from time to time.

         There is no secondary market for the units. The redemption rights of the units are limited, and fees may be assessed. For example, redemptions may occur only at the end of a month. If a large number of redemption requests are received at once, the fund may be required to liquidate its futures contracts to satisfy the redemption requests. A forced liquidation may significantly decrease the value of the assets of the fund and, consequently, the net asset value of the units.

         Transfers of the units are subject to restriction, such as 30-days prior written notice. In addition, SAM may deny a request to transfer if it determines that the transfer may result in adverse legal or tax consequences for the fund. See "Summary of Agreement of Limited Partnership-Dispositions."

AN INVESTMENT IN THE FUND MAY NOT DIVERSIFY AN OVERALL PORTFOLIO.

         Historically, managed futures have generally not correlated with the performance of other asset classes, such as stocks and bonds. Non-correlation means that there is no statistically valid relationship between the past performance of futures contracts on the one hand and stocks or bonds on the other hand. Non-correlation should not be confused with negative correlation, where the performance of two asset classes is exactly opposite. For example, non-correlation means that the fund may not necessarily be profitable or unprofitable during unfavorable periods for the stock market. The futures markets are fundamentally different from the securities markets because, for every gain in futures trading, there is an equal and offsetting loss. If the fund does not perform in a manner that is not correlated with the general financial markets or does not perform successfully, an investor will obtain no diversification benefits by investing in the units. In addition, an investor may have no gains from the fund to offset losses in the rest of his or her portfolio.

PARTIES TO THE FUND HAVE CONFLICTS OF INTEREST.

         SAM has a conflict of interest because it serves as the general partner and as sole commodity trading advisor to the fund. As a result, it is very unlikely that SAM will cause the fund to terminate its advisory contract with SAM. Trading for the fund will not be reviewed or overseen by an independent manager. The compensation payable to SAM by in the fund was established by SAM and were not the subject of arms-length negotiation.

         SAM and the commodity broker, and their respective principals and affiliates, may trade in the futures markets for their own accounts and may take positions opposite or ahead of those taken for the fund. SAM manages accounts for customers other than the fund and may have incentives to favor some accounts over the fund.

         Selling agents will be entitled to ongoing compensation if their customers remain in the fund, so a conflict exists between the interest of an agent in maximizing its compensation and in advising its customers to make investment decisions that may be in the best interests of the customers.

         The fund has not established any formal procedures to resolve the conflicts of interest that are discussed. There is no independent control over the method by which these conflicts of interests will be resolved. See "Conflicts of Interest."

THE FUND RELIES ON SAM AND ITS PRINCIPAL.

         SAM serves as general partner and commodity trading advisor to the fund and directs futures trading for the fund. The results of operations of the fund highly depend on the expertise of Daniel S. Shaffer, the principal of SAM. If SAM or Mr. Shaffer is unable to continue to manage the fund, the fund may be unable to replace these services on favorable terms or at all.

FEES AND COMMISSIONS WILL BE CHARGED REGARDLESS OF PROFITABILITY AND ARE SUBJECT TO CHANGE.

         The fund will incur substantial charges without regard to profitability. Charges not related to profitability include brokerage fees, transaction fees and operating expenses. The agreement of limited partnership permits SAM to increase brokerage fees upon 60-days prior written notice.

REGULATORY CHANGE IS IMPOSSIBLE TO PREDICT.

         The futures markets are subject to comprehensive statutes, regulations and margin requirements. In addition, the CFTC and the exchanges on which futures contracts are traded are authorized to take extraordinary actions in the event of a market emergency, including the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading. The regulation of futures transactions in the United States is a rapidly changing area of law and is subject to modification by government and judicial action at any time and from time to time.

TRANSFER AND REDEMPTION OF THE UNITS IS RESTRICTED.

         An investor may not transfer or assign units except in compliance with the agreement of limited partnership, which requires the consent of SAM and 30-days prior written notice.

         An investor may request the fund to redeem any or all of his or her units as of the last business day of each month at the then net asset value per unit, less applicable redemption fees. Redemption requires 10-days prior written notice to SAM, and the redemption value of units may differ significantly from their value when purchased or when redemption is requested.

A SINGLE-ADVISOR FUND MAY BE MORE VOLATILE THAN A MULTI-ADVISOR FUND.

         A single commodity trading advisor, SAM, manages the fund. Many managed futures funds are structured as multi-advisor funds in an attempt to control risk and reduce volatility by combining advisors whose historical performance records have exhibited a significant degree of non-correlation with each other. As a single-advisor managed fund, the fund may have increased performance volatility and a higher risk of loss.

INVESTORS WILL NOT BE ABLE TO VIEW FUND HOLDINGS ON A DAILY BASIS.

         SAM makes all trading decisions for the fund. While SAM receives daily trade confirmations from the commodity broker, trading results are reported to investors monthly. As a result, an investor will be unable to review all investment positions daily.

THE COMMODITY BROKER MAY FAIL AND HAS BEEN SUBJECT TO LEGAL PROCEEDINGS.

         The Commodity Exchange Act (CEA) requires a commodity broker to segregate funds received from customers from its own proprietary assets. If the commodity broker fails to do so, the assets of the fund may not be fully protected if the commodity broker becomes bankrupt. In the event of a commodity broker bankruptcy, the fund may recover only its pro rata share of available funds segregated on behalf of the combined customer accounts of the commodity broker. This result may occur even though property, such as US Treasury billed deposited as margin, may be specifically traced to the fund. In addition, the commodity broker of the fund has been the subject of legal proceedings. See "The Commodity Broker."

THERE ARE NO INDEPENDENT EXPERTS WHO REPRESENT INVESTORS.

         SAM has consulted with independent counsel, accountants and other experts regarding the formation and operation of the fund. The fund has not engaged separate counsel to represent investors in this offering. Each investor should consult his or her own legal, tax and financial advisors regarding the desirability of an investment in the fund.

THE FUND IS NOT A REGULATED INVESTMENT COMPANY.

         The fund is not a registered investment company or "mutual fund" subject to the Investment Company Act of 1940. Accordingly, investors are not afforded the protections of that law, which requires, for example, that registered investment companies have a majority of disinterested directors and which regulates the relationship between the investment adviser and the investment company.

THE FUND MAY TERMINATE BEFORE THE EXPIRATION OF ITS TERM.

         SAM may withdraw as general partner of the fund upon 120-days prior written notice. Neither SAM nor the commodity broker will continue to provide services to the fund if its registration with the CFTC or membership in the NFA is revoked or suspended. Other events, such as a long-term substantial loss suffered by the fund, could cause the fund to terminate before the expiration of its stated term. An early termination may cause a forced liquidation and may upset the overall maturity and timing of the investment portfolio of an investor.

                            RISKS RELATED TO TRADING

SAM WILL ANALYZE ONLY TECHNICAL MARKET DATA AND NOT OTHER ECONOMIC FACTORS.

         The trading systems used for the fund will be technical, trend-following methods. The profitability of trading under these systems depends on, among other things, the occurrence of significant price trends that are sustained upward or downward movements in futures prices. In the past, there have been periods without price trends, and trends may not develop in the future. The net asset value of the units may decrease materially during periods in which events external to the markets themselves have an important impact on prices. During these periods, the historic price analysis used by SAM may cause the fund to establish positions on the wrong side of the price movements caused by external events.

INCREASED COMPETITION FROM OTHER TREND-FOLLOWING TRADERS MAY REDUCE THE PROFITABILITY OF THE FUND.

         The past decade has witnessed a sharp increase in the value of assets managed by trend-following trading systems like the system utilized by SAM. In 1980, the assets in the managed futures industry were estimated at approximately $300 million. By 1998, this estimate had risen to approximately $40 billion. SAM believes that over half of all managed futures trading advisors now rely primarily on trend-following systems. This trend results in increased trading competition. In addition, it may become more difficult for the fund to implement its trading strategy if other trading advisors using technical systems are simultaneously attempting to initiate or liquidate futures or otherwise alter trading patterns.

SPECULATIVE POSITION LIMITS MAY ALTER TRADING DECISIONS FOR THE FUND.

         The CFTC limits the maximum net long or net short positions that any person may hold or control in some futures contracts. Exchanges establish similar limits. All accounts controlled by SAM are combined with the fund for purposes of these speculative position limitations. If the combined positions managed by SAM approach the level speculative position limits, SAM may be required to modify its trading decisions for the fund or to liquidate some futures positions.

AN INCREASE IN ASSETS UNDER MANAGEMENT MAY AFFECT TRADING DECISIONS BY SAM.

         The value of the assets now managed by SAM is at or near its record level. SAM has not agreed to limit the amount of additional equity that it may manage and actively seeks new accounts. If SAM manages more equity, it will take larger positions. It may be more difficult for SAM to trade larger positions profitably. As a result, increases in equity managed may require SAM to modify its trading decisions.

                                    TAX RISKS

US TAXPAYERS WILL BE TAXED ON PROFITS OF THE FUND, WHETHER OR NOT DISTRIBUTED.

         US taxpayers will be subject to federal income tax each year based on their allocable share of the income or gain or the fund, if any, even if the fund does not make distributions on account of the units. SAM does not intend to make any distributions to investors. The tax liability due because of any trading profits may be substantial, particularly if the fund achieves its rate-of-return objectives. Investors may be required to redeem units or use funds from other sources to discharge their tax liability.

INVESTORS MAY OWE TAX ON THEIR SHARE OF THE ORDINARY INCOME OF THE FUND EVEN IF THE FUND HAS OVERALL LOSSES.

         Investors may be required to pay tax on their allocable shares of the ordinary income of the fund, even if the fund incurs overall losses. Capital losses may only be used to offset capital gain and up to $3,000 of ordinary income each year. Thus, it is possible for investors to have a financial loss but taxable income from their investment in the fund.

THE DEDUCTIBILITY OF BROKERAGE FEES MAY BE LIMITED.

         SAM will treat the brokerage fees paid to it and the other expenses of the fund as ordinary and necessary business expenses. Upon audit by the Internal Revenue Service, the fund may be required to treat brokerage fees as "investment advisory fees" because the trading activities are not considered to constitute a trade or business for tax purposes. If these fees are considered investment advisory expenses, the tax liability of an investor would likely increase. In addition, a portion of the brokerage fees may be treated as non-deductible syndication costs and may reduce the capital gain or increase the capital loss of the fund. If the brokerage fees are treated as a syndication cost, the tax liability of an investor would likely increase.

                           FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. Forward-looking statements use words like "believes," "intends," "expects," "may," "will," "should" or "anticipates," or the negative equivalents of those words or comparable terminology, and discuss strategies that involve risks and uncertainties.

         SAM based all forward-looking statements upon estimates and assumptions about future events that were derived from information available to it on the date of this prospectus. Given the risks and uncertainties of the business of the fund, actual events and results may differ materially from those expressed or implied by forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking statements included in this prospectus may not occur. Risks, uncertainties and assumptions that may affect the business, financial condition and results of operations of the fund include changes in the financial markets generally, increased competition, risks associated with leverage, changes in general economic conditions and the risks discussed in "Risk Factors" beginning on page 3.

                               CHARGES TO THE FUND

         The following table describes the type and amount of all charges to be incurred by the fund. This list includes all compensation, fees, special allocations and other benefits that the general partner, the commodity trading advisor, the selling agents, the commodity broker and affiliates of these parties may earn or receive in connection with this offering and the operation of the fund. Charges to the fund are substantial. Charges that not offset by trading gains and interest income will deplete the assets of the fund. In order to "break even" at the end of one year of trading, each $10,000 invested must earn profits of approximately $250.

                TYPE                          AMOUNT
                ----                          ------
TRADING FEES

      Brokerage fees       4% per year of net assets, payable in a lump
                           sum for units purchased during the first 12 months
                           after the initial closing of this offering and
                           payable monthly commencing in the thirteenth month;
                           75% of the brokerage fee is paid to selling agents,
                           12.5% is paid to SAM as general partner and 12.5% is
                           paid to SAM as commodity trading advisor

      Transaction fees     Actual transaction fees, estimated at 1% of net
                           assets per year; includes commodity broker fees per
                           round-turn trade per contract

SPECIAL ALLOCATION         20% per year of appreciation in the net asset value
                           of the units, excluding the effect of interest income
                           and as adjusted for subscriptions and redemptions;
                           allocated to SAM monthly

OFFERING EXPENSES          Reimbursed by the fund to SAM over a 30-month period
                           following the initial closing of this offering, not
                           to exceed 2.5% of the aggregate subscriptions
                           accepted

OTHER EXPENSES             Administrative, legal and accounting fees, up to a
                           maximum of 0.5% of net assets per year

         The brokerage fee may be increased upon 60-days prior written notice to investors, as long as the notice explains the redemption and voting rights available to investors.

BROKERAGE FEES

         Each unit will be charged a single asset-based fee for all brokerage services. During the first 12 full calendar months after the initial closing of this offering, the fee is equal to 4% of the aggregate subscription amount for the units. If a unit is purchased after the initial closing of this offering but during the first 12 full calendar months after the initial closing, the amount of the brokerage fee payable with respect to the unit will be prorated based on the number of months remaining in the initial period. Commencing with the thirteenth full calendar month after the initial closing of this offering, the brokerage fee will be paid monthly based on 1/12 of 4% of the month-end net asset value of the units. The fund will pay 75% of the brokerage fee to the selling agents, 12.5% to SAM for acting as general partner and 12.5% to SAM for acting as commodity trading advisor.

SAM'S SPECIAL ALLOCATION

         The agreement of limited partnership specially allocates profit to the capital account of SAM, as general partner of the fund, in the amount of 20% per year of any aggregate cumulative appreciation in the net asset value of the units, excluding the effect of interest income and as adjusted for subscriptions and redemptions. For these purposes, aggregate cumulative appreciation means the total increase in net asset value per unit from the commencement of trading, minus the total increase in unit value for all prior months, multiplied by the number of units outstanding on a weighted average basis. SAM's special allocation will accrue, and the fund will distribute cash in the amount of the net accrual, on a monthly basis.

         If the fund distributes cash to SAM in the amount of profit allocated to Sam in connection with the special allocation, and the net asset value of the units subsequently declines, SAM will retain the amount previously distributed. Thus, SAM may receive a distribution during a year in which the fund incurs overall net losses. The decline in the net asset value of the units will be carried forward, however, and the fund will make no further distributions on account of SAM's special allocation until the prior decline in net asset value has been recovered.

         If the fund has specially allocated profit to SAM with respect to months prior to the month in which a particular unit is purchased due to appreciation in net asset value of the units achieved prior to purchase, the net asset value per unit on the date of purchase will already reflect the accrual. If the net asset value of the units declines after the purchase of a particular unit, the net amount accrued on account of SAM's special allocation will decrease. This decease will affect all units equally, including units that were purchased at a net asset value per unit that fully reflected the earlier accrual.

FEES TO COMMODITY BROKER

         The commodity broker will receive a commission of $17 per round-turn trade per contract, which is estimated at 1% of net assets per year. The commodity broker is responsible for all trading transactional costs, such as pit brokerage, exchange, NFA, "give-up," transfer and clearing fees. The compensation to the commodity broker is competitive with rates paid by other trading funds having assets and structure similar to the fund. The compensation to be paid to the commodity broker will not exceed the guidelines established by the North American Securities Administrators Association, Inc. (NASAA). The amount of the fee to be paid to the commodity broker will be evaluated from time to time based on the amount of trading for the fund that the commodity broker is required to clear.

FEES TO SELLING AGENTS

         Each selling agent will receive from the fund, as part of the brokerage fee, a selling commission of 75% of the brokerage fee, or 3% of the subscription amount, for each subscription for units obtained by the selling agent during the first 12 full calendar months after the initial closing of this offering. If a unit is purchased after the initial closing of this offering but during the first 12 full calendar months after the initial closing, the amount of the brokerage fee payable with respect to the unit will be prorated based on the number of months remaining in the initial period. Commencing in the thirteenth full calendar month after the initial closing of this offering and in return for ongoing services to investors, the fund will pay a monthly fee to selling agents or their assignees who are registered at the time with the NFA as "futures commission merchants" or "introducing brokers." This fee will be 1/12 of 3% of the month-end net asset value of the units that relate to subscriptions obtained by the selling agent. This compensation may be deemed to create a conflict of interest in that selling agents have a disincentive to advise investors to redeem their units. See "Conflicts of Interest."

OFFERING EXPENSES

         SAM will pay all of the expenses for this offering, which are estimated at $ for the nine months following the date of this prospectus. These expenses include all fees and expenses in connection with the distribution of the units, including legal, accounting, printing, mailing and filing fees. Subject to the limits described below, the fund will reimburse SAM for these offering expenses, without interest, in 30 monthly installments commencing after the initial closing of the offering. Expenses incurred after the initial closing of this offering will be reimbursed over the remainder of the 30-month period. In no event will the reimbursement exceed 2.5% of the total subscriptions accepted, which represents a maximum of 1% of net assets per year based on the 30-month amortization period.

         Some state securities administrators require the fund to disclose that its "organization and offering expenses" for purposes of the NASAA guidelines will not exceed 15% of the total subscriptions accepted. The fund will not reimburse SAM for any expenses in excess of 2.5% of total subscriptions. As a result, the NASAA guideline limit of 15% of total subscriptions will not be reached even if selling commissions are added.

OTHER EXPENSES

         The fund will pay its ongoing operating expenses, including without limitation administrative, legal and accounting fees, and any taxes or extraordinary expenses. These expenses are estimated to be 0.5% of the net assets of the fund per year. Of this amount, 1/12 of 0.3% will be paid to SAM directly each month to cover administrative expenses incurred on behalf of the fund, such as salaries, rent, travel and other overhead. SAM will pay any operating expenses that exceed 0.5% per year of the net assets of the fund.

ESTIMATE OF BREAKEVEN THRESHOLD

         In order for an investor to "break even" on his or her investment in the first year of trading, assuming an initial investment of $10,000, the fund must earn $250 or 2.50%. The break-even level is calculated as shown in the following table. The effect of SAM's special allocation is not included in the calculation of the break-even level, since all fees and expenses of the fund will be offset before any profits are generated for purposes of the special allocation.


Initial purchase (1) .....................................................................  $ 10,000

Less:  Brokerage fee .....................................................................       400

       Transaction fees (2) ..............................................................       100

       Offering expense reimbursement (3) ................................................       100

       Other expenses (4) ................................................................        50

       Redemption fee (5) ................................................................       100

Plus interest income .....................................................................      (500)

Amount of trading income required for the net asset value per unit at the end
 of one year to equal the initial selling price per unit .................................  $    250

Percentage of assumed initial selling price per unit .....................................     2.50%


(1) Units may be purchased at a price of $1,000 per unit until the initial closing occurs and the fund begins to trade. After that time, units may be purchased at the net asset value per unit as of the close of business on the last business day of a month. This illustration assumes that an investor purchases one unit at the initial closing of this offering.
(2)      Estimated at 1% of net assets per year.
(3) The maximum offering expense reimbursement is 2.5% of the total subscription amount.
(4)      Other expenses are subject to a limit of 0.5% of net assets per year.
(5) The redemption fee used to calculate the break-even level is 1%. Redemption fees during the first year may range from 1% to 4% and are charged against redeeming investors and paid to the fund. After the first 12 months, no redemption fee will apply.

                                 USE OF PROCEEDS

         The entire offering proceeds, without deduction, will be credited to the bank and brokerage accounts of the fund to engage in trading activities or as reserves for trading. The fund expects to meet its margin requirements by depositing US Treasury bills with the commodity broker. In this way, 90% or more of the assets of the fund, whether used as margin for trading purposes or reserves for trading, may be invested in US government securities and deposits with US banks. Maintaining the assets of the fund in US government securities and banks does not reduce the risk of loss from trading futures contracts. The fund will receives all interest earned on its assets. No other person will receive any interest or other economic benefits from the deposit of fund assets.

         Approximately 10% to 40% of the assets of the fund will typically be committed as margin for futures contracts and held by the commodity broker, although the amount committed may vary significantly. These assets are maintained in segregated accounts with the commodity broker in compliance with the CEA and related rules and regulations. The remaining 60% to 90% of the assets of the fund normally will be invested in US Treasury bills.

         The assets of the fund will not be commingled, directly or indirectly, with the property of any other person in violation of law or invested with or loaned to SAM or any affiliated entities.

                                 CAPITALIZATION

         The fund was formed on August 29, 2000. The table below shows the capitalization of the fund as of August 31, 2000 on an actual basis and as adjusted for the sale of the 15,000 units being offered.

                        TITLE OF CLASS                          ACTUAL           AS ADJUSTED
                        --------------                          ------           -----------
General partner interest.............................          $ 1,000          $      1,000

Units of limited partner interest....................            1,000            15,000,000

Total partners' capital..............................          $ 2,000          $ 15,001,000

         This table assumes that the sale of all units of limited partner interest is made at a net asset value of $1,000 per unit. The number of units outstanding and the net asset value of the units will vary during the offering.

         To organize the fund, SAM purchased a general partner interest for $1,000, and the initial limited partner purchased one unit of limited partner interest for $1,000. The fund will redeem the unit purchased by the initial limited partner at the initial closing of this offering.

                             SELECTED FINANCIAL DATA

         Investors should read this selected financial data in conjunction with the financial statements and related notes included elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The information as of September 7, 2000 is derived from, and qualified by reference to, the audited statement of financial condition of the fund included elsewhere in this prospectus.

                                                                     AS OF
                                                               SEPTEMBER 7, 2000
      Total assets...........................................             $2,000
      Total partners' capital................................             $2,000

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The fund was organized as a limited partnership under the laws of the State of Delaware on August 29, 2000. To date, its only transactions have been the preparation of this offering. Therefore, the financial statements of the fund included in this prospectus are not indicative of future operating results. These results will depend in large part on the commodity markets in general, the performance of SAM and the amount and timing of unit redemptions. Because of the nature of these factors and their interaction, it is difficult to predict the future operating results, financial position and cash flow of the fund.

         THIS FUND HAS NOT COMMENCED TRADING AND DOES NOT HAVE ANY PERFORMANCE HISTORY. This prospectus does not contain any actual performance records or performance information for the fund. For information regarding the performance of directed accounts managed by SAM, see "Shaffer Asset Management, Inc. -- Performance Information Regarding Directed Accounts Managed by SAM."

CAPITAL RESOURCES

         The fund will raise additional capital only through the sale of units and does not intend to raise any capital through borrowing. Because of the nature of the business of the fund, the fund will make no capital expenditures and will have no capital assets that are not operating capital or assets.

LIQUIDITY

         Most US commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits." During a single trading day, no trades may be executed at prices beyond the daily limit. Once the price of a futures contract has reached the daily limit for that day, positions in that contract may neither be taken nor liquidated. Commodity futures prices have occasionally moved to the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent the fund from promptly liquidating unfavorable positions and may subject the fund to substantial losses that could exceed the margin initially committed to the trades. In addition, even if commodity futures prices do not move to the daily limit, the fund may not be able to execute futures trades at favorable prices, if little trading in the relevant contracts is taking place. Other than these limitations on liquidity, which are inherent in the commodity futures trading operations of the fund, SAM expects that the assets of the fund will be highly liquid.

CREDIT RISK

         In addition to market risk, futures contracts involve a credit risk that a counterparty will not be able to meet its obligations under the contract. The counterparty for futures contracts traded in the United States is the clearinghouse associated with a commodity exchange. In general, the corporate members of the clearinghouse share any financial burden resulting from non-performance by one of their members. A consortium of banks or other financial institutions typically backs clearinghouses that are not backed by the clearing members.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. The fund is a speculative commodity pool. The market sensitive instruments to be held by the fund will be acquired for speculative trading purposes, and all or substantially all of the assets of the fund will be subject to the risk of trading loss. The risk of market-sensitive instruments is integral, not incidental, to the main line of business of the fund.

         Market movements will result in frequent changes in the fair market value of the open positions of the fund and, consequently, in its earnings and cash flow. The market risk experienced by the fund will be influenced by a wide variety of factors. These factors include the level and volatility of exchange rates, interest rates, equity price levels, the market value of financial instruments and contracts, the diversification effects among the open positions of the fund and the liquidity of the markets in which it trades.

         The fund will rapidly acquire and liquidate both long and short positions in a wide range of different markets. Consequently, it is not possible to predict how a particular future market scenario will affect performance, and the past performance of SAM is not necessarily indicative of the future results of the fund. In addition, because the fund has no operating history, it is not possible to quantify the market risk that the fund has incurred in the past.

         The following qualitative disclosures regarding the market risk exposures to be experienced by the fund constitute forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. The primary market risk exposures of the fund, as well as the strategies used and to be used by SAM to manage these exposures, are subject to numerous uncertainties, contingencies and risks, any of which could cause the actual results of risk controls to differ materially from the objectives of the strategies. Illiquid markets, the emergence of dominant fundamental factors, changes in historical price relationships, an influx of new market participants, increased regulation and many other factors could result in material losses and material changes to the risk exposures and the risk management strategies of the fund. The market exposure and risk management strategies of the fund may change materially, and these strategies may be ineffective in either the short term or long term. Investors should be prepared to lose all or substantially all of their investment in the fund.

         The primary energy market exposure to the fund is gas and oil price movements, often resulting from political developments in the Middle East. SAM expects that crude oil, unleaded gas and gas oil will be the dominant energy market exposures of the fund. Gas and oil prices can be volatile, and substantial profits and losses have been and are expected to continue to be experienced in this market.

         The metals market exposure is to fluctuations in the price of gold, silver and copper.

         The primary agricultural exposure is to soft commodity and grains price movements, which are often directly affected by severe or unexpected weather conditions. SAM expects that corn and wheat will account for the substantial bulk of the agricultural exposure of the fund.

         The fund will experience non-trading market risk as a result of investing a substantial portion of its available assets in US Treasury bills. The fund will hold Treasury bills with a duration no longer than six months. Material fluctuations in interest rates could cause immaterial mark-to-market losses on these Treasury bills, although substantially all of these short-term investments will be held to maturity. SAM believes that the market risk represented by these investments is immaterial.

         The means by which SAM will attempt to manage the risk of the open positions of the fund is essentially the same in all market categories traded. SAM applies risk management policies to its trading that generally limit the total exposure that may be taken per "risk unit" of assets under management. In addition, SAM will follow diversification guidelines, which are often formulated in terms of the balanced volatility between markets and correlated groups, and impose "stop-loss" points at which open positions are closed out. SAM will attempt to control the risk of the non-trading instruments held by the fund, which consist of US Treasury bills held for cash management purposes, by limiting the duration of these instruments to no more than six months.

                                    BUSINESS

FUTURES CONTRACTS

         Futures contracts are standardized agreements traded on commodity exchanges that call for the future delivery of the commodity or financial instrument at a specified date, time and place. A futures trader who enters into a contract to take delivery of the underlying commodity is "long" the contract or has "bought" the contract. A trader that is obligated to make delivery is "short" the contract or has "sold" the contract. Actual delivery on the contract rarely occurs. Futures traders usually offset or liquidate their contract obligations by entering into equal but offsetting futures positions. For example, a trader who is long one September 2000 Treasury bond contract on the Chicago Board of Trade may offset the obligation by entering into a short position in a September 2000 Treasury bond contract on that exchange. Futures positions that have not yet been liquidated are known as "open" contracts or positions.

         Futures contracts are traded on a wide variety of commodities, including agricultural products, metals, livestock products, government securities, currencies and stock market indices. Options on futures contracts are also traded on US commodity exchanges. Among the principal US commodity exchanges are the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Mercantile Exchange, Inc.

MARGIN

         In order to establish and maintain a futures position, a trader makes a good-faith deposit with its commodity broker, known as "margin," of approximately 2% to 10% of contract value. Minimum margins are established for each futures contract by the exchange on which the contract is traded. The exchanges alter their margin requirements from time to time, sometimes significantly. For their protection, commodity brokers may require higher margins than the exchange minimums.

         There are two types of margin. "Initial" margin is the amount a trader is required to deposit with its broker to open a futures position. The other type of margin is "maintenance" margin. If the contract value of a futures position falls below a specified percentage, typically about 75%, of its value when the trader established the position, the trader is required to deposit additional margin in an amount equal to the loss in value.

VALUE OF DIVERSIFYING INTO MANAGED FUTURES

         Modern portfolio theory suggests that a diverse portfolio with assets that have little or no correlation with each other should have higher returns and lower risk than a less diversified portfolio. The Nobel Prize for Economics in 1990 was awarded to Dr. Harry Markowitz for demonstrating that total return can increase, and/or risk can be reduced, when portfolios have positively performing asset categories that are not correlated. Seemingly diverse portfolios may actually be quite correlated. For instance, over time alternative investment classes, such as real estate and international stocks and bonds, may correlate closely with domestic equities as the global economy expands and contracts.

         Historically, managed futures investments have had very little correlation to the stock and bond markets. SAM believes that the performance of the fund should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling futures short. The ability to sell or buy a futures position with similar ease means that profit and loss from futures trading, unlike many debt and equity instruments, is not dependent upon economic prosperity or stability. SAM attributes this non-correlation to its belief that that some factors that affect equity and debt prices may affect the fund differently and that some factors which affect the former may not affect the latter. The net asset value per unit may decline or increase more or less than equity and debt instruments during both strong and weak markets.

         However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and there is no guarantee that the fund will outperform other sectors of an investor's portfolio or not produce losses. Additionally, although adding managed futures funds to a portfolio may provide diversification, managed futures funds are not a hedging mechanism. There is no guarantee that managed futures funds will appreciate during periods of inflation or stock and bond market declines.

         Non-correlated performance should not be confused with negatively correlated performance. Negatively correlation means that the fund would be profitable if general equity and debt markets are unprofitable, or vice versa. Non-correlation means only that the performance of the fund will likely have no relation to the performance of equity and debt instruments. SAM does not expect that the performance of the fund will be negatively correlated to general debt and equity markets.

POTENTIAL ADVANTAGES OF FUTURES FUND INVESTMENTS

         The futures markets and funds investing in those markets offer many structural advantages that make managed futures an efficient way to participate in global markets. SAM believes that the following advantages may result from an investment in the units:

         - Profit potential. Futures contracts can easily be leveraged, which magnifies their potential profit and loss.

         - Interest credit. Unlike some "alternative investment" funds, the fund will not borrow money to obtain leverage. As a result, the fund will not incur any interest expense. Margin deposits will be maintained in cash equivalents, such as US Treasury bills.

         - Ability to profit or lose in a rising or falling market environment. The fund may establish short positions and thereby profit from declining markets as easily as it may establish long positions. This potential to make money whether markets are rising or falling makes managed futures particularly attractive to sophisticated investors. Of course, if markets go higher while an investor has a short position, the investor will lose money when the short position is liquidated.

         - Liquidity. In most cases the futures markets have excellent liquidity. While there can be cases in which there may be no buyer or seller for a particular market, SAM will select markets for investment based upon, among other things, perceived liquidity. Commodity exchanges impose limits on the amount that a futures price can move in one day. Situations in which markets have moved the limit for several days in a row have not been common. In addition, investors may redeem all or a portion of their units on a monthly basis, subject to a redemption fee during the first year of ownership. See "Distributions and Redemption."

         - Limited liability. The liability of an investor is limited to the amount of his or her investment in the fund. Investors will not be required to contribute additional capital to the fund.

         - Professional trading experience. SAM's trading approach emphasizes the following elements:

                  -- Disciplined money management. SAM will allocate between 1% and 5% of portfolio equity to any single market position. However, no guarantee is provided that losses will be limited to these percentages.

                  -- Balanced risk. SAM will allocate the assets of the fund among more than 16 markets. Among the factors that will be considered for determining the portfolio mix are market volatility, liquidity and trending characteristics.

                  -- Capital management. When proprietary risk/reward indicators reach predetermined levels, SAM may increase or decrease commitments in some markets in an attempt to reduce performance volatility.

GOVERNMENT REGULATION

         The US futures markets are regulated under the Commodity Exchange Act by the Commodity Futures Trading Commission, which was established in 1974. The CFTC is the federal agency charged with preventing price manipulation and excessive speculation and promoting orderly and efficient commodity futures markets. CFTC regulations require, among other things, that futures trading take place on exchanges designated as contract markets and that all trading on exchanges be done by or through exchange members. The CEA regulates futures trading in all commodities traded on domestic exchanges.

         The CFTC has exclusive jurisdiction to regulate the activities of "commodity pool operators" and "commodity trading advisors." The CFTC licenses and regulates commodity exchanges, commodity pool operators, commodity trading advisors and commodity brokers, also known as futures commission merchants. The CFTC has licensed SAM as a commodity pool operator and commodity trading advisor. The National Futures Association, a self-regulatory organization for the futures industry that supervises the dealings between futures professionals and their customers, also regulates futures professionals. If SAM's CFTC licenses or NFA membership were to lapse, be suspended or be revoked, SAM would be unable to act as a commodity pool operator and commodity trading advisor.

         The CFTC has adopted disclosure, reporting and record-keeping requirements for commodity pool operators and disclosure and record-keeping requirements for commodity trading advisors. The reporting rules require SAM to furnish to investors a monthly statement of account, showing the income or loss of the fund and changes in net asset value, and an annual financial report audited by an independent certified public accountant.

         The CFTC and the exchanges have pervasive powers over the futures markets, including the emergency power to suspend trading and to limit trading to liquidation of existing positions. The exercise of these powers could adversely affect trading for the fund.

PROPERTIES

         Because of the nature of the business of the fund, the fund will own or lease no properties and will have no capital assets that are not operating capital or assets.

LEGAL PROCEEDINGS

         There have been no administrative, civil or criminal actions pending, on appeal or concluded against the fund.

                         SHAFFER ASSET MANAGEMENT, INC.

         Shaffer Asset Management, Inc., a New York corporation organized on March 16, 1998, serves as general partner of the fund and its commodity trading advisor. The principal office of SAM is located at 70 West Red Oak Lane, White Plains, New York, New York 10604, and its telephone number is (800) 352-5265. SAM offers trading advice to customers with respect to futures contracts that are traded on US exchanges and markets in energy, metals, agriculturals and other markets. As of August 31, 2000, SAM managed over $2.6 million in the futures markets. SAM has been registered as a commodity trading advisor with the CFTC since October 1998. SAM has been a member of the NFA as a commodity trading advisor since October 1998 and as a commodity pool operator since July 2000. SAM has managed commodity accounts for others since March 1999.

         Daniel S. Shaffer, age 39, is the president and sole principal of SAM. Mr. Shaffer holds a bachelor's degree in speech communications from Syracuse University and a master's degree in accounting from New York University. Mr. Shaffer began his commodity futures career as a floor trader on the New York Futures Exchange in January 1983. Mr. Shaffer obtained his certified public accounting designation in May 1989 and is currently on inactive status in the State of New York. He obtained the chartered life underwriter designation in 1991 and a chartered financial consultant designation in 1992. He is currently a registered representative of an independent broker-dealer for securities. He also holds agent and broker contracts with various insurance companies.

THE ADVISORY AGREEMENT

         SAM has the sole authority and responsibility to direct the investment and reinvestment of the assets of the fund. The advisory agreement between the fund and SAM runs for successive one-year terms. It is unlikely that the advisory agreement will be terminated other than upon dissolution of the fund. The advisory agreement does not alter any fiduciary duties that otherwise be imposed on SAM as general partner of the fund.

SAM'S SPECIAL ALLOCATION

         The agreement of limited partnership specially allocates profit to SAM, as general partner of the fund, in the amount of 20% per year of any aggregate cumulative appreciation in the net asset value of the units, excluding the effect of interest income and as adjusted for subscriptions and redemptions. For these purposes, aggregate cumulative appreciation means the total increase in net asset value per unit from the commencement of trading, minus the total increase in unit value for all prior months, multiplied by the number of units outstanding on a weighted average basis. The fund accrues SAM's special allocation monthly. See "Charges to the Fund -- SAM's Special Allocation."

TRADING PROGRAM

         SAM's trading program in commodity speculation stems from quantitative scientific trading research methods created from an extensive knowledge of mathematics, computer science, natural sciences and statistics. The program enables SAM to use of a broad range of analytical techniques in the study of price movements. All SAM trading deals with commodity futures contracts only. SAM has not traded forward contracts or options contracts and does not intend to do so in the future. No foreign futures markets are traded.

         The SAM trading strategy begins with the extensive, rigorous and quantitative study of a large database of historical prices of physical and financial commodity futures. These historical data are applied to current market situations. SAM develops trading strategies by analyzing the historical data using software based on statistical probability functions. SAM reviews for feasibility each market opportunity identified by computer analysis. SAM's systems monitor the US futures markets and each SAM position, and the profit or loss of each trade is continually updated. The computer system reviews exit points for optimal risk-reward parameters, so that SAM may make adjustments appropriate to changing situations. Margin requirements, market volatility analysis and money management rules are used to limit losses and preserve capital.

         SAM continues to emphasize the development of new ideas and technological innovations. SAM may refine or change trading methods and strategies, including technical and fundamental trading factors or analyses, commodity interests traded and money management principles utilized, at any time without prior notice to or approval by the fund. Investors will have no right to vote or consent to the trading approaches used by SAM, which may not yield profitable results.

         Goal of trading. SAM has developed proprietary methods for analyzing price movements over time. SAM's approach focuses on short-term and intermediate-term moves. SAM may trade in any type of commodity interest offered for trading on or in US exchanges or markets. Because the fund has not commenced trading, it is not possible to estimate the percentage of the assets of the fund that will be used to trade in different market sectors.

         SAM considers its proprietary and customer accounts as aggregates of diversified positions. SAM believes that exposure to a broad variety of markets will enhance diversification within defined risk-reward parameters. SAM may in its sole discretion narrow or otherwise modify its exposure to any market or markets at any time. SAM may also at its sole discretion exit all markets and hold no open positions from time to time.

         Use of technical analysis. SAM uses technical analysis to examine price movements, often in an attempt to identify pending trends. Technical analysis, as conducted on SAM's proprietary analytical systems, may identify promising situations and suggest optimal entry and exit points. Technical analysis is based on the theory that the study of the commodities markets themselves provides a means of anticipating the external factors that affect the supply and demand of a particular commodity in order to predict future prices. Technical analysis operates on the theory that market prices at any given point in time reflect all known factors affecting supply and demand for a particular commodity. Consequently, SAM believes that only a detailed analysis of, among other things, actual daily, weekly and monthly price fluctuations, volume variations and changes in open interest are of predictive value when determining the future course of price movements. SAM's trading recommendations are generally based on mathematical, computer-generated signals.

         Emphasis on risk management. SAM believes that its approach toward risk and money management is structured and disciplined. SAM looks for trading opportunities that offer the potential for asymmetrically large profits relative to the level of risk assumed. SAM's program employs stop-loss orders in both losing and winning positions, based on technical factors and money management guidelines. Margin utilization is closely monitored. In general, margin-to-equity ratios have averaged between 20% and 25% in SAM's managed accounts. In some market conditions, margin levels have reached 50% or more.

INVESTMENT BY SAM AND ITS PRINCIPAL

         Neither SAM nor its sole principal intends to purchase units of limited partner interest in this offering. SAM owns a general partner interest in the fund and will be specially allocated profit if the net asset value of the units increases. See "Charges to the Fund -- SAM's Special Allocation."

         Mr. Shaffer is the initial limited partner of the fund. The fund will automatically redeem the unit purchased by the initial limited partner for its purchase price upon the initial closing of this offering.

PERFORMANCE INFORMATION REGARDING OTHER COMMODITY POOLS OPERATED BY SAM

         NEITHER SAM NOR ANY OF ITS TRADING PRINCIPALS HAS PREVIOUSLY OPERATED ANY OTHER COMMODITY POOL. CFTC regulations require that this prospectus include performance information for each pool operated by SAM. As of the date of this prospectus, SAM does not operate any other commodity pool.

PERFORMANCE INFORMATION REGARDING DIRECTED ACCOUNTS MANAGED BY SAM

         SAM operates a managed account program pursuant to which it directs the speculative purchase and sale of commodity interests for the accounts of customers in accordance with the trading program described above. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. The following unaudited performance information relates to the managed account program.

Name of commodity trading advisor:                                    Shaffer Asset Management, Inc.

Name of program:                                                      SAM (Diversified)

Acceptance date of first customer account:                            March 1999

Number of open accounts:                                              19

Aggregate assets (including "notional" equity) in program
      as of August 31, 2000:                                          $2,677,964

Number of accounts closed while profitable:                           1

Number of accounts closed while unprofitable:                         0

Largest monthly draw-down for any single account:                     18.26% (October 1999)

Largest peak-to-valley draw-down for any single account:              18.26% (October 1999 to November 1999)

         This table sets forth the unaudited monthly rate of return of SAM's managed account program between March 1999 and August 2000. The compounded annual rate of return is calculated on the basis of ten months for 1999 and eight months for 2000.

                                                                    1999              2000
                                                                    ----              ----
         January                                                           n/a              5.92
         February                                                          n/a              3.54
         March                                                           10.31            (6.47)
         April                                                           12.77              4.45
         May                                                              0.85              3.21
         June                                                           (0.19)              4.30
         July                                                            11.59            (2.64)
         August                                                        (10.62)              8.64
         September                                                       22.50
         October                                                       (10.90)
         November                                                        19.21
         December                                                       (2.41)
         Compounded annual rate of return                               58.59%            21.99%

LEGAL PROCEEDINGS

         There have been no material administrative, civil or criminal actions pending, on appeal or concluded against SAM or its principal during the past five years.

                               PRINCIPAL PARTNERS

         The following table sets forth information known to the fund with respect to the beneficial ownership of general partner interests and units of limited partner interest as of September 7, 2000, as adjusted to reflect the sale of 15,000 units in this offering, by:

         - each partner known to us to hold beneficially more than 5% of the partner interests in the fund;

         -        each director of the general partner;

         -        the executive officers of the general partner; and

         -        all directors and executive officers as a group.

         Beneficial ownership has been determined in accordance with the rules of the Securities and Exchange Commission. Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all general partner interests and units of limited partner interest beneficially owned. The agreement of limited partnership gives SAM full control over the management of the fund and gives no management role to investors. See "Summary of Agreement of Limited Partnership."

                                                                                           PERCENTAGE OF
                                                                                       PARTNER INTEREST OWNED
                                                                                        BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                              UNITS OWNED      OFFERING      OFFERING
Shaffer Asset Management, Inc. (1)(2)                                     --              50%            *
Daniel S. Shaffer (1)(3)                                                   1              50%            *
All directors and executive officers as a group (1 person)                 1              50%            *

*        Less than 1%.

(1)      The address is 70 West Red Oak Lane, White Plains, New York 10604.

(2) SAM owns a general partner interest rather than units of limited partner interest. SAM contributed $1,000 to the fund in exchange for its interest. The percentage of partner interest owned does not take into account SAM's special allocation of profit. See "Charges to the Fund -- SAM's Special Allocation."

(3) Mr. Shaffer serves the initial limited partner of the fund for purposes of its organization. In this capacity, Mr. Shaffer purchased one unit of limited partner interest. This unit will be automatically redeemed upon the initial closing of this offering. Mr. Shaffer is president and the sole director of SAM and, in these capacities, may be deemed to share voting and investment power with respect to the general partner interest in the fund held by SAM. Mr. Shaffer disclaims beneficial ownership of the general partner interest held by SAM.

                              CONFLICTS OF INTEREST

SAM

         Conflicts exist between the interests of Shaffer Asset Management, Inc. and its responsibilities to the fund. Conflicts are inherent in SAM's serving as both general partner and commodity trading advisor to the fund. The conflicts and the potential detriments to investors are described below.

         SAM's selection of itself as commodity trading advisor is not objective, since SAM is also the general partner of the fund. In addition, it has a disincentive to replace itself as the commodity trading advisor. The advisory agreement between the fund and SAM, including the fee arrangement, and the terms of SAM's special allocation of profit by the fund were not negotiated at arms length. SAM believes that its compensation terms are fair to the fund and competitive with comparable arrangements in commodity pools involving independent managers and advisors. SAM will review its compensation terms annually to determine whether the terms continue to be competitive with other commodity pools for similar services. SAM will lower the brokerage fee if it concludes, in good faith, that the fee is too high. SAM will not receive per-trade compensation directly or indirectly from the fund.

         Neither SAM nor its principal devotes time exclusively to the fund. SAM or its principal may manage commodity pools other than the fund and serve as commodity trading advisor to other accounts. These other pools and accounts may compete with the fund for SAM's services. Thus, SAM may have a conflict between its responsibilities to the fund and to other pools and accounts. SAM believes that it has sufficient resources to discharge its responsibilities in this regard in a fair manner.

         SAM may receive higher advisory fees from some other accounts than it receives from the fund. SAM trades all accounts of the fund in a substantially similar manner, given the differences in size and timing of the capital additions and withdrawals. In addition, SAM may find that futures positions established for the benefit of the fund, when aggregated with positions in other commodity pools and accounts managed by SAM, approach the speculative position limits in a particular commodity. SAM may address this situation by liquidating the position of the fund in a futures contract.

         SAM's principal may trade futures and related contracts and securities for his own account. A conflict of interest exists if proprietary trades are in the same markets and at the same time, using the commodity broker to be used by the fund. There are written procedures that govern proprietary trading by principals. Trading records for all proprietary trading are available for review by investors upon reasonable notice.

         When SAM executes an order in the market, the order is typically placed on an aggregate basis for all accounts for which SAM trades. The order is subsequently broken up and allocated among accounts. To the extent that executions are grouped together and then allocated among accounts held at the commodity broker, the fund may receive less favorable executions than other SAM accounts. SAM's policy is to allocate trade executions objectively so that each account has the same likelihood of receiving favorable or unfavorable executions over time. A potential conflict may occur if SAM or its principal trades proprietary accounts more aggressively or if SAM or its principal takes positions in proprietary accounts that are opposite or ahead of the positions taken by the fund.

THE COMMODITY BROKER

         The commodity broker and the affiliates and personnel of the commodity broker may trade futures contracts for their own accounts. This trading may create conflicts of interest with the fund. The commodity broker also may serve as a broker for other commodity pools, which could give rise to conflicts of interest between its responsibility to the fund and to those commodity pools and accounts.

THE SELLING AGENTS

         On a monthly basis commencing in the thirteenth full calendar month after the initial closing of this offering, selling agents or their assignees that are registered "futures commission merchants" or "introducing brokers" will receive ongoing compensation, as part of the brokerage fee, of approximately 1/12 of 3% of the net asset value of the units then outstanding. Consequently, in advising customers whether they should redeem their units or purchase additional units, the selling agents will have a conflict of interest between maximizing their ongoing compensation and giving their customer the financial advice that is in the best interests of the customer.

FIDUCIARY DUTY AND REMEDIES

         As general partner of the fund, SAM has a responsibility to investors, as limited partners of the fund, to exercise good faith and fairness in all dealings affecting the fund. The fiduciary responsibility of a general partner to limited partners is a rapidly developing and changing area of the law, and investors who have questions concerning the duties of SAM as general partner should consult their own counsel. If an investor believes that SAM has violated its fiduciary duty to the limited partners of the fund, the investor may seek legal relief individually or on behalf of the fund under applicable laws, including partnership and commodities laws, to recover damages from or require an accounting by SAM. The law of the State of Delaware governs the agreement of limited partnership, and Delaware law will generally govern any alleged breach of SAM's fiduciary duty under the agreement of limited partnership. The agreement of limited partnership does not limit SAM's fiduciary obligations under Delaware or common law. However, SAM may assert as a defense to claims of breach of fiduciary duty that the conflicts of interest and compensation payable to SAM have been disclosed in this prospectus.

         Investors may also have the right, subject to applicable procedural and jurisdictional requirements, to bring partnership class actions in US federal court to enforce their rights under the federal securities laws and relevant rules and regulations. Investors who have suffered losses in connection with the purchase or sale of units may be able to recover the losses from SAM if the losses resulted from a violation by SAM of the federal securities laws. State securities laws may also provide remedies, such as the ability to bring civil liability lawsuits, to investors. The CEA affords investors rights to institute reparation proceedings for violations by SAM of the CEA or any rule, regulation or order of the CFTC.

INDEMNIFICATION AND STANDARD OF LIABILITY

         SAM and its controlling persons may not be liable to the fund or investors for errors in judgment or other acts or omissions that are not the result of negligence or misconduct by SAM because of the exculpatory and indemnification provisions contained in the agreement of limited partnership. Investors may have more limited rights of action than they would absent these provisions. See "Summary of Agreement of Limited Partnership --Exculpation and Indemnification."

                              THE COMMODITY BROKER

         ADM Investor Services, Inc., a Delaware corporation, will be the commodity broker or futures commission merchant for the fund. The principal office of the commodity broker is located at 1600A Board of Trade Building, 141 West Jackson Boulevard, Chicago, Illinois 60604, and its telephone number is
(312) 435-7000. The commodity broker is a clearing member of all principal US futures exchanges. It is registered with the CFTC as a futures commission merchant and is a member of the NFA in this capacity.

         The commodity broker will clear all futures trades made on behalf of the fund. The commodity broker is not affiliated with the fund or SAM. The commodity broker did not sponsor the fund and is not responsible for the activities of SAM. It will act only as the commodity broker.

         From time to time, SAM may engage another or an additional firm as commodity broker or futures commission merchant for the fund. SAM has no current intention to engage a firm other than ADM Investor Services, Inc.

LEGAL PROCEEDINGS

         The commodity broker is a defendant in lawsuits incidental to its commodities business. After consulting with outside counsel, the commodity broker does not believe that the resolution of these matters will result in any material adverse effect on the commodity broker.

         On May 16, 1997, the CFTC filed Statutory Disqualification SD 97-5 against the commodity broker and simultaneously accepted an offer placing restrictions on the futures contract merchant registration of the commodity broker. This action was taken based on a 1996 conviction of the parent company of the commodity broker, Archer Daniels Midland Company, for violations of the Sherman Antitrust Act. On October 15, 1996, the parent company had pleaded guilty to charges that it participated in a conspiracy to fix the prices of lysine and citric acid. As part of its guilty plea, the parent company agreed to pay fines totaling $100 million.

         Pursuant to a settlement agreement with respect to SD 97-5, the CFTC prohibited the commodity broker from employing any person who was directly or indirectly involved in the conduct of the parent company in the alleged conspiracy. In addition, for four years following the settlement, the commodity broker may not employ any individual employed by the parent company, except for the current president of the commodity broker. In addition, the commodity broker is required to conduct a weekly review of all trading conducted by or on behalf of the parent company for consistency with the CEA and CFTC regulations. The commodity advisory has advised SAM that it was not cited by the CFTC for any alleged or actual violations of the CEA or CFTC regulations in connection with SD 97-5. The commodity broker has further advised SAM that the action taken against the commodity broker was based entirely on the fact that the parent company owned the commodity broker. To date there have been no material actions taken against the commodity broker related to its conduct under the CEA and CFTC regulations. Additionally, the fund has been advised that the filing of SD 97-5 by the CFTC has not had and is not expected in the future to have a material impact on the activities of the commodity broker.

                          DISTRIBUTIONS AND REDEMPTION

DISTRIBUTIONS

         SAM is not required to make any distributions to investors. While SAM has the sole authority to make distributions to investors, it does not intend to do so in the foreseeable future. SAM believes that distributions of fund assets to investors serve no useful purpose, since investors may redeem any or all of their units on a monthly basis. Because of the potential volatility of futures markets, especially in the short term, the fund is recommended only for those investors who seek a medium-term to long-term investment. Investors should plan to invest for three to five years.

         If the fund realizes profits during any year, these profits will constitute taxable income to investors based on the number of units held, whether or not cash or other property has been distributed to investors. Distributions, if made, may be inadequate to cover taxes payable by investors.

REDEMPTION

         An investor may request that the fund redeem any or all of his or her units at the net asset value of a unit as of the last business day of a month, subject to the applicable redemption fee. An investor must transmit a written request of redemption to SAM not less than 10 days prior to the last business day of the month in which redemption is requested. If the redemption request is received less than 10 days before the last business day of the month, then the redemption will be effected on the last business day of the following month. The fund will redeem particular units of an investor on a first-in, first-out basis. The fund will not redeem units that are subject to a pledge or otherwise encumbered in any fashion. A request for redemption must specify the number of units for which redemption is sought. The form of the request for redemption is included as an exhibit to this prospectus.

         Redemption payments will generally be made within 20 days following the date of redemption. SAM may delay payment in its sole discretion with respect to all or a portion of the redemptions effected as of the last business day of a month. SAM expects to delay payments if, for example, the fund is unable to liquidate its commodity positions or if payments due the fund from commodity brokers, banks or other persons or entities have been delayed. If SAM delays redemption payments for any reason, SAM will cause payments to resume as soon as practicable and will make redemption payments in the order in which the requests for redemption were received. SAM will notify any investor or assignee who requests redemption within 10 days after the date of redemption if payment will be delayed. While the fund may encounter difficulty in liquidating futures contracts if a request for redemption is made, under normal market conditions SAM does not expect to experience difficulty in liquidating futures contracts.

REDEMPTION FEES

         Redemption fees are payable to the fund by redeeming investors through the first 12 month-ends following purchase as follows:

-        4% of net asset value per unit redeemed through the third month-end;

-        3% of net asset value per unit redeemed through the sixth month-end;

-        2% of net asset value per unit redeemed through the ninth month-end;
         and

-        1% of net asset value per unit redeemed through the twelfth month-end.

Following the twelfth month-end following purchase of a unit, no redemption fee will apply. Because the purchase date counts as of the first month-end in determining whether a redemption fee applies, no redemption fee would be due in respect of a unit redeemed on the first anniversary of its purchase.

                   SUMMARY OF AGREEMENT OF LIMITED PARTNERSHIP

         The following is a summary of the agreement of limited partnership, a copy of which is included as an exhibit to this prospectus and incorporated by reference. Investors will become limited partners of the fund and will agree to the terms of the agreement of limited partnership. Investors should read the agreement of limited partnership in its entirety prior to investing in the units.

ORGANIZATION AND LIMITED LIABILITY

         The fund is organized as a limited partnership under the Delaware Revised Uniform Limited Partnership Act. In general, a liability of a limited partner under the Delaware statute is limited to the amount of his or her capital contribution in the fund and his or her share of any undistributed profits.

MANAGEMENT OF PARTNERSHIP AFFAIRS

         The agreement of limited partnership gives SAM full control over the management of the fund and gives no management role to investors. To facilitate administration of the fund, investors will execute a power of attorney, the form of which is included in an exhibit to this prospectus.

SAM'S SPECIAL ALLOCATION

         The agreement of limited partnership specially allocates profit to SAM, as general partner of the fund, in the amount of 20% per year of any aggregate cumulative appreciation in the net asset value of the units, excluding the effect of interest income and as adjusted for subscriptions and redemptions. For these purposes, aggregate cumulative appreciation means the total increase in net asset value per unit from the commencement of trading, minus the total increase in unit value for all prior months, multiplied by the number of units outstanding on a weighted average basis. The fund accrues SAM's special allocation monthly. See"Charges to the Fund -- SAM's Special Allocation."

SHARING OF PROFITS AND LOSSES

         Each investor has a capital account. Initially, the balance in the capital account of an investor will equal the amount of his or her initial contribution to the fund paid in exchange for units. This balance is then proportionately adjusted monthly to reflect his or her portion of the gains or losses of the fund for the month.

                  At year-end, the fund will determine the total taxable income or loss for the year. Subject to the special allocation of net capital gain or loss to redeeming investors, the taxable gain or loss will be allocated to each investor in proportion to his or her capital account. Each investor will be responsible for his or her share of the tax liability.

         Net capital gain and loss will be allocated as of each December 31 in the following order and priority:

         - first, to partners who have redeemed or withdrawn all of their units or general partner interest during the taxable year, to the extent of the excess of the amount received upon redemption over the basis attributable to the redeemed units or general partner interest;

         - second, to partners who have not completely redeemed or withdrawn but who have redeemed units or withdrawn capital during the taxable year, to the extent of the excess of the amount received upon withdrawal over the basis attributable to the redeemed units or general partner interest;

         - third, among the partners whose capital accounts exceed their respective basis to the extent of the excess; and

         - finally, pro rata among all partners based on their respective capital accounts, provided that no capital account will be reduced below zero.

NET ASSET VALUE

         The net asset value of a unit is the sum of all capital accounts of all investors, divided by the number of units outstanding. The net asset value of the units will vary from time to time, based on the value of the net assets of the fund. The net asset of the fund on any date means the total assets of the fund, including all cash, US Treasury bills valued at cost plus accrued interest, and the market value of all open commodity positions and other assets of the fund, less all liabilities of the fund and any net amount accrued on account of SAM's special allocation. Net assets will be determined in accordance with the principles set forth in the agreement of limited partnership. If no principle is specified in the agreement of limited partnership, net asset value will be calculated in accordance with generally accepted accounting principles under the accrual basis of accounting.

DISSOLUTION AND TERMINATION OF THE FUND

The fund will terminate and be dissolved upon the earliest of:

         - the expiration of the stated term of the fund on December 31, 2025;

         - a vote by investors owning more than 50% of the outstanding units to dissolve the fund;

         - the withdrawal of the general partner, including without limitation as a result of its insolvency or dissolution;

         - a determination by SAM that the purpose of the fund cannot be fulfilled; and

         - any event that causes the dissolution of a limited partnership by operation of law or otherwise makes it unlawful for the existence of the fund to be continued.

         Dissolution of the fund, payments made to creditors and liquidating distributions of fund assets will be effected in accordance with the Delaware limited partnership statute. SAM, each investor and any assignee of units will share in the assets of the fund pro rata in the ratio that the capital account of the investor or assignee bears to the total of all capital accounts, less any amount owing by the investor or assignee to the fund.

AMENDMENTS AND MEETINGS

         SAM may amend the agreement of limited partnership if the investors owning more than 50% of the outstanding units concur. SAM may make minor changes to the agreement of limited partnership without the approval of investors. These minor changes may clarify inaccuracies or ambiguities, make modifications in response to changes in the tax code or regulations or effect other minor changes that SAM deems advisable.
However, without the consent of all investors, no amendment will:

         - change or alter the provisions governing amendments and modifications of the agreement of limited partnership;

         -        extend the term of the fund;

         -        reduce the capital account of any investor;

         -        modify the limitations on assignment of the units;

         - modify the percentage of profits, losses or distributions to which any investor is entitled.

In addition, a reduction of the capital account of any assignee of units or a modification of the percentage of profits, losses or distributions to which an assignee of units is entitled may not be effected by amendment to the agreement of limited partnership without the consent of the assignee.

         Investors owning at least 10% of the outstanding units may call a meeting of the fund. At that meeting, investors owning a majority of the outstanding units may:

         - amend the agreement of limited partnership without the consent of SAM;

         -        dissolve the fund;

         -        remove and replace SAM as general partner;

         - elect a new general partner if SAM withdraws as general partner of the fund

         - terminate contracts with SAM or its affiliates on 60-days prior written notice; and

         -        approve the sale of all of the assets of the fund.

REPORTS TO INVESTORS

         SAM will maintain books and records relating to the business of the fund at the principal office of the fund. Investors will have access to and the right to copy the books and records of the fund. An investor may obtain a list of all limited partners, together with the number of units owned by each limited partner.

         The fund books will be audited annually by an independent certified public accountant. The fund will use its best efforts to cause each investor to receive within 90 days after the close of each calendar year audited financial statements for the year then ended and tax information necessary for the preparation of federal income tax returns by investors.

         SAM will provide to investors a monthly statement of account that includes:

         - the value of the units of the investor as of the end of the month and as of the end of the previous month;

         - the aggregate brokerage fees and administrative expenses incurred or accrued by the fund during the month;

         - the aggregate realized and unrealized profit or loss for the month;

         -        any change in the identity of the principals of SAM; and

         -        other information as the CFTC may require.

         In addition, if the net asset value per unit as of the end of any business day declines by 50% or more from either the prior year-end or the prior month-end unit value, SAM will notify all investors of the relevant facts within seven business days and declare a special redemption period.

DISPOSITIONS

         Each investor may transfer or assign his or her units upon 30-days prior written notice to the fund and subject to SAM's consent. SAM intends to consent if it believes that the transfer complies with applicable laws and will not result in the termination of the fund for federal income tax purposes. An assignee of units not admitted to the fund as a limited partner will have only a limited right to share the profits and capital of the fund and a limited redemption right.

         Any assignee of units must expressly agree that he or she is purchasing the units for investment and not with a view to the assignment, transfer or disposition of any portion of the units. In addition, an assignee of units must agree not to assign, transfer or otherwise dispose of, by gift or otherwise, any of the units or all or any part of his or her right, title and interest in the capital or profits of the fund without the prior written consent of SAM. SAM in its absolute discretion may withhold this consent.

EXCULPATION AND INDEMNIFICATION

         Exculpation. Neither SAM nor its controlling persons will be liable to the fund or any investors for any loss suffered by the fund that arises out of SAM's actions if SAM determined, in good faith, that the course of conduct was in the best interests of the fund, if SAM was acting on behalf of or performing services for the fund and if the liability or loss was not the result of negligence or misconduct by SAM.

         Indemnification of SAM. The fund will indemnify, defend and hold harmless SAM, its controlling persons and a general partner that has withdrawn from the fund from and against any loss, liability, damage, cost or expense, including legal fees and expenses incurred in defense of any demands, claims or lawsuits, arising from actions or omissions concerning business or activities undertaken by or on behalf of the fund, if SAM determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the fund, if the person seeking indemnification was acting on behalf or performing services for the fund and if the liability or loss was not the result of negligence or misconduct by the person seeking indemnification.

         Notwithstanding the above, no person will be indemnified by the fund for claims arising out of alleged violations of federal or state securities laws unless:

         - there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

         - the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

         - a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made; provided that the court has been advised of the position as to indemnification for violations of securities laws of the Securities and Exchange Commission and the securities administrators of the jurisdictions in which the claimant alleges to have been offered or sold units.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of some of the federal income tax consequences to investors based upon the Internal Revenue Code and the rules, regulations and existing interpretations relating thereto, any of which could be changed at any time. A complete discussion of all federal, state and local tax aspects of an investment in the fund is beyond the scope of this prospectus, and investors should consult their own tax advisors on these matters. This summary is not intended as a substitute for careful tax planning, particularly since the income tax consequences of an investment in the fund may not be the same for all taxpayers. INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS BEFORE DECIDING WHETHER TO INVEST.

PARTNERSHIP TAX STATUS

         SAM has been advised that for federal income tax purposes, assuming that the fund operates in the manner described in this prospectus, the fund will be treated as a partnership and not as an association taxable as a corporation or a publicly traded partnership in any taxable year as long as 90% or more of the gross income of the fund in that year consists of "qualifying income" as defined in section 7704 of the tax code. This belief is based on the agreement of limited partnership and the application of the federal income tax law and regulations as interpreted by the Internal Revenue Service, as in effect on the date of the advice. The fund has not obtained a ruling from the IRS confirming this tax treatment, and SAM does not intend to request a ruling. The following discussion assumes that the fund will be treated as a partnership for federal income tax purposes.

TAXATION OF INVESTORS ON PROFITS OR LOSSES OF FUND

         The fund, as an entity, is not subject to federal income tax. With the exception of investors who generally are not subject to US income taxation, each investor is required for federal income tax purposes to include, in his or her taxable year with which or within which a taxable year of the fund ends, his or her distributive share of all items of fund income, gain (including unrealized gain from specified futures contracts), loss or deduction for the taxable year of the fund. An investor must include these items even if the fund does not make any distributions to the investor during his or her taxable year. The distributive share of the investor in these items generally is determined by the allocations made pursuant to the agreement of limited partnership, unless the items allocated do not have "substantial economic effect" or are not in accordance with the relative unit ownership of the investors in the fund. If the allocation of any item is determined not to have substantial economic effect and not to be in accordance with the relative unit ownership of the investors in the fund, the allocation will not be recognized for federal income tax purposes and the distributive share of the item with respect to each investor will be determined on the basis of his or her interest in the fund, taking into account all relevant facts and circumstances. Under some circumstances, this result could create adverse tax consequences. For a discussion of considerations relating to investors who generally are not subject to US income taxation, see " -- Foreign Investors" below.

LIMITATIONS ON DEDUCTIBILITY OF FUND LOSSES BY INVESTORS

         The amount of any loss of the fund, including capital loss, that an investor may deduct is limited to his or her tax basis in the units as of the end of the fund taxable year in which the loss occurred. Generally, the adjusted tax basis of an investor in his or her units is the amount paid for the units reduced (but not below zero) by his or her share of any fund distributions, losses and expenses and increased by his or her share of fund income, including gains. Because of the limitations imposed upon the deductibility of capital losses, the distributive share of an investor in any net capital losses of the fund will not materially reduce the federal income tax on ordinary income allocated to him or her by the fund. In fact, it is possible for investors to have a financial loss but taxable income from their investment in the fund. See " -- Capital Gains and Losses" below.

TREATMENT OF INCOME AND LOSS UNDER PASSIVE ACTIVITY LOSS RULES

         The tax code contains rules designed to prevent the deduction of losses from "passive activities" against income not derived from these activities, including income from investment activities not constituting a trade or business, such as interest and dividends and salary. Under temporary regulations relating to these rules, the trading activities of the fund will not constitute a passive activity. As a result, income derived from trading activities will constitute portfolio income or other income not from a passive activity. Losses resulting from the other passive activities of an investor may not be offset against this income. Net losses from fund operations will be deductible in computing the taxable income of an investor, subject to other limitations on the deductibility of these losses.

LIMITED DEDUCTION FOR SOME EXPENSES

         The tax code provides that expenses of producing income, including investment advisory fees, are aggregated with unreimbursed employee business expenses and other expenses. The aggregate amount of these expenses is deductible only to the extent that the amount exceeds 2% of the adjusted gross income of a taxpayer who is not a corporation. In addition, the amount of these expenses that exceeds the 2% threshold, when combined with other specified itemized deductions, is subject to a reduction generally equal to 3% of the adjusted gross income of the taxpayer in excess of a threshold amount. Moreover, these expenses are not deductible by a taxpayer who is not a corporation in calculating alternative minimum tax liability.

          The IRS could contend that the brokerage fees and other compensation payable to SAM and third parties constitute "investment advisory fees." If this contention were sustained, the pro rata share of the amounts so characterized would be deductible by a taxpayer who is not a corporation only to the extent that the aggregate expenses described in the preceding paragraph exceed 2% of the adjusted gross income of the taxpayer and, when combined with other specified itemized deductions, exceed the 3% reduction. In addition, a portion of the brokerage fees may be treated as non-deductible syndication costs and may reduce the capital gain or increase the capital loss of the fund. If the brokerage fees are treated as a syndication cost, the tax liability of an investor would likely increase.

          PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE POTENTIAL CHARACTERIZATION OF INVESTMENT ADVISORY FEES. THIS ISSUE IS A MATTER OF UNCERTAINTY AND MAY HAVE A MATERIAL IMPACT ON THE TOTAL TAX PAYABLE AS A RESULT OF AN INVESTMENT IN THE FUND.

DISTRIBUTIONS ON AND REDEMPTION OF UNITS

         Cash received from the fund by an investor as a distribution with respect to his or her units or in redemption of less than all of his or her units generally is not reportable as taxable income by an investor. Rather, the distribution reduces (but not below zero) the total tax basis of the units held by the investor after the distribution or redemption. Although SAM does not intend to make any cash distributions to investors, any cash distribution in excess of the adjusted tax basis of an investor in his or her units will be taxable to him or her as gain from the sale or exchange of the units.

         Complete redemption of units for cash will result in the recognition of gain or loss for federal income tax purposes. The gain or loss will be equal to the difference, if any, between the amount of the redemption proceeds and the adjusted tax basis of the investor in the units. This adjusted tax basis includes the distributive share of the investor in the income or loss of the fund for the year in which the redemption occurs.

GAIN OR LOSS ON SECTION 1256 CONTRACTS

         The tax code distinguishes between "section 1256 contracts" and other interests in property. Section 1256 contracts include commodity futures contracts traded on US exchanges that provide for a system of "marking-to-market." Under the mark-to-market system of taxation of section 1256 contracts:

         - gain or loss on a section 1256 contract is deemed to consist of 60% long-term capital gain or loss and 40% short-term capital gain or loss, regardless of the period for which the section 1256 contract is held and regardless of whether the section 1256 contract is a long or a short position; and

         - any unrealized profit or loss on positions in a section 1256 contract which is open as of the end of the fiscal year of a taxpayer is treated as if the profit or loss had been realized for tax purposes as of the end of the year, regardless of the fact that the position remains open.

All US exchange-traded futures contracts traded by the fund will be section 1256 contracts or otherwise taxed on a mark-to-market basis.

CAPITAL GAINS AND LOSSES

         Long-term capital gain consists of net gain on capital assets held more than one year and 60% of the gain on section 1256 contracts. Long-term capital gains are taxed at a maximum rate of 20%. Short-term capital gains consists of net gain on capital assets held for not more than one year and 40% of the gain on section 1256 contracts. Short-term capital gains are subject to tax at the same rates as ordinary income. The maximum rate is currently 39.6% for individuals.

         Taxpayers who are individuals may deduct capital losses only to the extent of their capital gains plus $3,000. Taxpayers may carry forward capital losses that cannot be deducted in the current taxable year. Accordingly, even if the fund suffers significant losses, an investor may be required to pay taxes on his or her share of the ordinary income of the fund.

         If an individual taxpayer incurs a net capital loss for a year, any portion of the loss that consists of a net loss on section 1256 contracts may, at the election of the taxpayer, be carried back against the preceding three years. Losses so carried back may be deducted against net capital gain for a year only to the extent that the gain includes gains on section 1256 contracts included in the income of the taxpayer for the year. Losses so carried back will be deemed to consist of 60% long-term capital loss and 40% short-term capital loss. To the extent that the losses are not used to offset gains on section 1256 contracts in a carryback year, the losses will carry forward.

LIMITATION ON DEDUCTIBILITY OF INTEREST ON INVESTMENT INDEBTEDNESS

         Interest paid or accrued on indebtedness properly allocable to property held for investment is "investment interest." Interest expense incurred by an investor to purchase or carry units and other investments and interest expense, if any, incurred by the fund to conduct trading will also constitute investment interest. Investment interest is generally deductible by taxpayers who are not corporations only to the extent that it does not exceed "net investment income." Generally, net investment income equals (1) gross income from interest, dividends, rents and royalties, which would include the share of an investor in the interest income of the fund, plus (2) gains from the disposition of investment property minus (3) the expenses directly connected with the production of investment income. The net capital gain from the disposition of investment property of an investor who is not a corporation will be included in clause (2) only to the extent that the investor elects to make a corresponding reduction in the amount of capital gain that is subject to tax at the lower capital gains rates. Any investment interest expense disallowed as a deduction in a taxable year solely by reason of the above limitation will be treated as investment interest paid or accrued in the succeeding taxable year.

FOREIGN INVESTORS

         An investor who is a nonresident alien individual, foreign corporation, foreign partnership, foreign trust or foreign estate generally is not subject to US federal income taxation on capital gains from commodity trading for a taxable year, so long as:

         - if an individual, the foreign investor does not spend more than 182 days in the United States during his or her taxable year; and

         - the foreign investor is not engaged in a trade or business within the United States during a taxable year in which income, gain, loss or deduction of the fund is treated as effectively connected.

An investment in the fund should not, by itself, cause a foreign investor to be engaged in a trade or business within the United States for these purposes, so long as:

         -        the fund trades commodities for its own account;

         -        the fund is not a dealer in commodities; and

         - the commodities traded are of a kind customarily traded on an organized commodity exchange and the transactions are of a kind customarily consummated at such a place.

SAM intends to conduct the activities of the fund in a manner that meets these requirements. If the fund engages in activities within the United States other than investing in commodities, the fund may be treated as engaged in a trade or business within the United States. If the fund were found to be engaged in a US trade or business, a foreign investor would be required to file a US federal income tax return for the year and pay tax at full US rates. In addition, if the foreign investor is a foreign corporation, an additional 30% branch profits tax may be imposed. The fund would also be required to withhold taxes from the income or gain allocable to foreign investors under section 1446 of the tax code. Since particular foreign investors may be affected in different ways by state and local taxes, each foreign investor should consult with his or her personal tax advisors regarding the state and local tax consequences of an investment in the fund.

         A foreign investor is not subject to US tax on some types of interest income, including income attributable to (1) original issue discount on US Treasury bills having a maturity of 183 days or less or (2) commercial bank deposits, in each case so long as the foreign investor is not engaged in a trade or business within the United States during a taxable year. Additionally, a foreign investor who is not engaged in a trade or business within the United States is not subject to US tax on interest income, other than contingent interest attributable to obligations issued after July 18, 1984 that are in registered form, if the foreign investor provides the fund with a Form W-8 or its equivalent.

TAX-EXEMPT INVESTORS

         SAM has been advised that income earned by the fund on its general futures trading should not constitute "unrelated business taxable income" under section 511 of the tax code to tax-exempt entities, so long as the units purchased by these entities are not "debt financed" within the meaning of section 514 of the tax code. NEVERTHELESS, THE PERSON WITH INVESTMENT DISCRETION ON BEHALF OF A TAX-EXEMPT INVESTOR SHOULD CONSULT HIS OR HER ATTORNEY WITH REGARD TO WHETHER INCOME EARNED BY THE FUND COULD CONSTITUTE UNRELATED BUSINESS TAXABLE INCOME.

FUND AUDITS

         The tax treatment of fund-related items is determined at the fund level rather than at the investor level. SAM has been appointed as "tax matters partner" with the authority to determine the response of the fund to an audit, except that SAM does not have the authority to settle tax controversies on behalf of any investor who files a statement with the IRS stating that SAM has no authority to settle fund tax controversies on his or her behalf. The statute of limitations for the assessment of deficiencies and claims for refunds with respect to items related to the fund generally runs three years after the fund return for the taxable year in question is filed. SAM may extend this period with respect to all investors. If an audit results in an adjustment, all investors may be required to pay additional taxes, interest and possibly penalties, and the tax returns of investors may also be audited. Adjustments to these returns may be made as a result of an audit.

STATE AND OTHER TAXES

         In addition to the federal income tax consequences described above, the fund and the investors may be subject to various state, local and municipal taxes. If applicable, these taxes may have a significant effect on the amount of tax payable in respect of an investment in the fund. The distributive share of the profits of the fund attributable to an investor may be required to be included in determining reportable income for state or local tax purposes, and state and local taxation of gains and losses from section 1256 contracts may be different than the treatment of these gains and losses for federal income tax purposes.

                          INVESTMENT BY ERISA ACCOUNTS

         This section describes consequences under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code. A fiduciary of an "employee benefit plan" as defined in and subject to ERISA or of a "plan" as defined in section 4975 of the Internal Revenue Code who has investment discretion should consider this discussion before deciding to invest the assets of the plan in the fund. The statements in this section are based on the provisions of ERISA and the Internal Revenue Code as currently in effect and the administrative and judicial interpretations existing on the date of this prospectus. Administrative, judicial or legislative changes may occur that make these statements incorrect or incomplete.

         ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF PLANS IS IN NO RESPECT A REPRESENTATION BY SAM OR ANY OTHER PARTY THAT AN INVESTMENT IN THE FUND MEETS THE RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THE INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS OR HER ATTORNEY AND FINANCIAL ADVISORS AS TO THE PROPRIETY OF ANY INVESTMENT IN THE FUND IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN.

SPECIAL INVESTMENT CONSIDERATION

         A plan fiduciary should give appropriate consideration to the facts and circumstances that are relevant to an investment in the fund, including the role that an investment in the fund plays or would play in the overall investment portfolio of the plan. Before deciding to invest in the fund, a plan fiduciary should be satisfied that the investment is prudent for the plan, that the investments of the plan, including the investment in the fund, are diversified so as to minimize the risk of large losses and that an investment in the fund complies with the terms of the plan and related trust.

         ERISA plan assets. A regulation issued under ERISA contains rules for determining when an investment by a plan in a limited partnership will cause the underlying assets of the limited partnership to be treated as assets of the plan. The plan assets regulation provides that assets of a limited partnership will be plan assets of a plan that purchases an interest in the limited partnership unless specified exceptions apply. This result is called the "look-through" rule.

         One exception to the look-through rule will apply if a plan invests in a "publicly offered security" of the limited partnership. Under the plan assets regulation, a "publicly offered security" is a security that is freely transferable, part of a class of securities that is widely held and part of a class of securities that is registered under the Securities Exchange Act of 1934 or sold pursuant to an effective registration statement under the Securities Act of 1933 and then registered under the Securities Exchange Act of 1934. A class of securities is freely transferable even if there is a prohibition against a transfer or assignment to an ineligible investor, or a prohibition against any transfer or assignment that would result in a reclassification of the limited partnership for tax purposes, and notwithstanding the fact that a reasonable transfer or administrative fee must be paid in connection with the transfer or assignment. A class of securities is widely held if it is owned by 100 or more investors who are independent of the issuer and of each other, and the number of independent investors may fall below 100 after an initial offering as a result of events beyond the control of the issuer.

         Another exception to the look-through rule will apply if investment in the limited partnership by "benefit plan investors" is not "significant." The term "benefit plan investors" includes all employee benefit plans as defined in ERISA, all plans as defined in section 4975 of the Internal Revenue Code and all entities that hold plan assets due to investments made by other benefit plan investors. An investment by benefit plan investors will not be deemed significant if the benefit plan investors own, in the aggregate, less than 25% of the total capital of each class of equity interest of the limited partnership, determined by excluding the investments of persons with discretionary authority or control over the assets of the limited partnership, any person who provides investment advice for a fee with respect to limited partnership assets and "affiliates" of these persons within the meaning of the plan assets regulation.

         If the fund does not qualify as a result of the look-through rule for the publicly offered security exemption, SAM intends to limit aggregate investment by benefit plan investors to less than 25% of the total capital of each class of equity interest of the fund that are not owned by affiliates. This limitation may restrict additional investments by benefit plan investors and cause SAM to require that some investors withdraw from the fund in the event that other investors withdraw. If the rejection of subscriptions or mandatory withdrawals are necessary, in SAM's view, to avoid causing the assets of the fund to be deemed plan assets, SAM will effect the rejections or withdrawals in the manner determined by SAM in its sole discretion.

         Ineligible purchasers. In general, units may not be purchased with plan assets if SAM, the commodity broker, any cash manager, any selling agent or any of their respective affiliates:

         - has investment discretion with respect to the investment of the plan assets;

         - has authority or responsibility to give or regularly gives investment advice with respect to the plan assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to the plan assets and that the advice will be based on the particular investment needs of the plan; or

         -        is an employer maintaining or contributing to the plan.

A person described in the first two clauses is a fiduciary under ERISA with respect to the plan, and any purchase of units by an ERISA fiduciary, may result in a "prohibited transaction" under ERISA or the Internal Revenue Code.

                              PLAN OF DISTRIBUTION

THE OFFERING

         The fund will offer the units to qualified investors at the net asset value per unit as of each closing date on which subscriptions are accepted. SAM may terminate the offering at any time.

         The initial offering period will begin on the date of this prospectus and end on the earlier of , 2000 and the date on which acceptable subscriptions for at least 1,000 units are received. An initial closing will be held as soon
as practicable. If 1,000 units are not sold by        , 20 , the offering will
terminate and all subscription amounts will be returned to investors without interest.

         Units will be sold for $1,000 each during the initial offering period. SAM arbitrarily determined the offering price. The initial price is not based on past or expected earnings. Neither the fund nor SAM represents that the units have or will have a market value equal to the initial price or that they may be resold or liquidated at that price. After the initial closing and the acquisition by the fund of a portfolio of futures positions, the monthly purchase price for units will equal the net asset value per unit as of the close of business on the last business day of each month.

         Investors must submit subscriptions at least five business days prior to the applicable closing date. Subscription will be considered once payment has cleared in the escrow account maintained for the fund at The Chase Manhattan
Bank,                    . SAM will accept or reject subscriptions within five
business days of receipt. Subscriptions are irrevocable by the investor once payment is deposited in escrow.

         Investors whose subscriptions are accepted will be issued fractional units, calculated to three decimal places, in an amount equal to the interest earned on their subscription amounts. Amounts for subscriptions that are not accepted will be promptly refunded with interest. No charges will be assessed on any subscription amount while held in escrow, whether the subscription is accepted or rejected. The escrow agent will invest the subscription funds in short-term US Treasury bills or comparable instruments.

         The units will be offered on a "best efforts" basis without any firm underwriting commitment through selling agents, each of which will be a registered broker-dealer and member of the National Association of Securities Dealers, Inc. Subscriptions from customers of a selling agent may also be made by authorizing the selling agent to debit the customer securities account of the subscribing customer with the selling agent. Promptly after debiting a customer securities account, the selling agent will send the subscription amount to the escrow agent.

HOW TO INVEST

         To invest, an investor who meets the suitability standards discussed below should complete, sign and deliver to the selling agent a copy of the subscription agreement and power of attorney, the form of which is included as an exhibit to this prospectus. In addition, the investor should send to the escrow agent a check payable to "Shaffer Diversified Fund, LP Escrow Account" for the full purchase price for the units or arrange for payment through the selling agent.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF INVESTORS

         The subscription agreement and power of attorney contains various representations, warranties, agreements and acknowledgments. Investors should carefully read the subscription agreement and power of attorney before signing it. By executing and delivering the subscription agreement and power of attorney, an investor represents and warrants, among other things, that he or she:

         - has received a copy of this prospectus and the statement of additional information, in each case as amended or supplemented; and

         - meets all applicable financial standards described in the prospectus, including the age, net worth and annual income requirements.

In addition, the investor will consent to the execution and delivery of the advisory agreement with SAM and to the payment of compensation to SAM as described in this prospectus. If not a citizen or resident of the United States for federal income tax purposes and not a dealer in commodities, the investor agrees to pay or reimburse the fund for any taxes imposed as a result of his or her status as a limited partner.

         By requiring investors to make representations and warranties, the fund intends to ensure that only persons for whom an investment is suitable invest in the fund. The fund will not accept subscriptions if it has reason to believe that the investor may not be qualified to invest or remain invested in the fund. AN INVESTOR DOES NOT WAIVE RIGHTS UNDER THE SECURITIES ACT OF 1933 BY EXECUTING THE SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY.

MINIMUM INVESTMENT

         In general, investors must purchase at least $10,000 in units. Trustees, IRAs and other tax-exempt accounts and NASD-registered broker-dealers must purchase at least $5,000 in units. Investors may increase their investment in the fund with additional purchases of $1,000 or more in units. The monthly price per unit during the continuing offering period will vary depending upon the month-end net asset value per unit. Investors may be also be subject to minimum purchase and investor suitability requirements under various state laws. SAM may accept subscriptions for lesser amounts in its discretion.

INVESTOR SUITABILITY

         An investment in the fund is speculative and involves a high degree of risk. The fund is not suitable for all investors, nor is it a complete investment program. The fund is designed as a diversification opportunity in the context of a larger investment portfolio. Investors should invest only a limited portion of their portfolio in the fund. To invest in the fund, an investor must have, at a minimum:

         - net worth of at least $150,000, exclusive of home, furnishings and automobiles; or

         - net worth, similarly calculated, of at least $45,000 and an annual gross income of at least $45,000.

         Some jurisdictions in which the units will be offered impose higher minimum financial standards on prospective investors. In each case, these standards are only regulatory minimums. Even if an investor meets the suitability standards described above, an investment in the units may not be suitable for him or her. Only the investor can make that determination. AN INVESTOR MAY NOT INVEST MORE THAN 10% OF HIS OR HER NET WORTH, EXCLUSIVE OF HOME, FURNISHINGS AND AUTOMOBILES, IN THE FUND.

         THESE STANDARDS AND THE ADDITIONAL STANDARDS APPLICABLE TO RESIDENTS OF PARTICULAR STATES, AS SET FORTH IN AN EXHIBIT TO THIS PROSPECTUS, ARE REGULATORY MINIMUMS ONLY. QUALIFICATION UNDER THESE STANDARDS DOES NOT NECESSARILY IMPLY THAT AN INVESTMENT IN THE FUND IS SUITABLE FOR A PARTICULAR INVESTOR. INVESTORS SHOULD CONSIDER THE STATE LAW REQUIREMENTS AND CONSIDER THE HIGHLY SPECULATIVE AND ILLIQUID NATURE OF AN INVESTMENT IN THE FUND, AS WELL AS THE HIGH RISK AND HIGHLY LEVERAGED NATURE OF THE FINANCIAL INSTRUMENT MARKETS, IN DETERMINING WHETHER AN INVESTMENT IN THE FUND IS CONSISTENT WITH THEIR OVERALL PORTFOLIO OBJECTIVES.

THE SELLING AGENTS

         Berthel Fisher & Co. Financial Services Inc., a registered broker-dealer, and other broker-dealers who offer the units as selling agents will offer the units on a "best efforts" basis without any firm underwriting commitment. Selling agents will be bound by their selling agreements with the fund. In the selling agreements, SAM will indemnify the selling agents against liabilities that the selling agents may incur in connection with the offering and sale of the units, including liabilities under the Securities Act of 1933.

         Each selling agent will receive from the fund, as part of the brokerage fee, a selling commission of 75% of the brokerage fee, or 3% of the subscription amount, for each subscription for units obtained by the selling agent during the first 12 full calendar months after the initial closing of this offering. If a unit is purchased after the initial closing of this offering but during the first 12 full calendar months after the initial closing, the amount of the brokerage fee payable with respect to the unit will be prorated based on the number of months remaining in the initial period. Commencing in the thirteenth full calendar month after the initial closing of this offering and in return for ongoing services to investors, the fund will pay a monthly fee to selling agents or their assignees who are registered at the time with the NFA as "futures commission merchants" or "introducing brokers." This fee will be 1/12 of 3% of the month-end net asset value of the units that relate to subscriptions obtained by the selling agent. Selling agents may pay all or a portion of the ongoing payments to account executives who are also registered with the CFTC and have passed applicable proficiency requirements.

         Some offering expenses paid by SAM or the fund, including the expenses of producing a selling brochure, organizing seminars and related travel expenses, may be deemed to constitute costs properly allocated to the accounts of the selling agents. SAM estimates these costs at approximately $10,000 for the nine months after the date of this prospectus.

                                  LEGAL MATTERS

         McDermott, Will & Emery, New York, New York and Washington, DC will advise SAM on all legal matters in connection with the units. In the future, McDermott, Will & Emery may advise SAM and its affiliates with respect to responsibilities as general partner and commodity trading advisor of the fund and with respect to other matters relating to the fund. McDermott, Will & Emery has reviewed the statements under "Federal Income Tax Considerations." McDermott, Will & Emery has not represented, nor will it represent, either the fund or the investors in matters relating to the fund.

                                     EXPERTS

         The statement of financial condition of the fund as of August 31, 2000 included in this prospectus has been audited by Anchin, Block & Anchin, LLP, independent auditors, as stated in the report of the firm appearing in this prospectus. The audited statement of financial condition has been included in this prospectus in reliance upon the authority of the firm as experts in auditing and accounting.

         The financial statements of SAM as of December 31, 1998 and 1999 and for the year ended December 31, 1999 and the period from inception (March 16, 1998) to December 31, 1998 included in this prospectus have been audited by Anchin, Block & Anchin, LLP, independent auditors, as stated in the report of the firm appearing in this prospectus. The audited financial statements have been included in this prospectus in reliance upon the authority of the firm as experts in auditing and accounting.

                  INDEX TO FINANCIAL STATEMENTS

Shaffer Diversified Fund, LP

     Independent Auditors' Report........................................................   F-2

     Financial Statements:

             Statement of Financial Condition as of August 31, 2000......................   F-3

             Notes to the Statement of Financial Condition...............................   F-4

Shaffer Asset Management, Inc.

    Independent Auditors' Report.........................................................   F-6

    Financial Statements:

             Balance Sheets as of December 31, 1999 and 1998.............................   F-7

             Statements of Operations and Retained Earnings (Deficit) for the
                    Year Ended December 31, 1999 and for the Period from Inception
                    Inception
                    (March 16, 1998) to December 31, 1998................................   F-8

             Statements of Cash Flows for the Year Ended December 31, 1999 and for
                    the Period from Inception (March 16, 1998) to December 31, 1998......   F-9

             Notes to the Financial Statements...........................................  F-10

                          SHAFFER DIVERSIFIED FUND, LP
                          INDEPENDENT AUDITORS' REPORT

To the Partners of Shaffer Diversified Fund, LP:

         We have audited the accompanying statement of financial condition of Shaffer Diversified Fund, LP as of August 31, 2000. The financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of financial condition is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of financial condition. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the statement of financial condition referred to above presents fairly, in all material respects, the financial position of Shaffer Diversified Fund, LP at August 31, 2000, in conformity with generally accepted accounting principles.

                         /s/ Anchin, Block & Anchin, LLP

New York, New York
September 7, 2000

                          SHAFFER DIVERSIFIED FUND, LP
                        STATEMENT OF FINANCIAL CONDITION

                                 AUGUST 31, 2000

ASSETS:
        Cash.........................................................  $1,000

PARTNERS' CAPITAL....................................................  $1,000

       See the accompanying Notes to the Statement of Financial Condition.

                          SHAFFER DIVERSIFIED FUND, LP
                  NOTES TO THE STATEMENT OF FINANCIAL CONDITION

NOTE 1.  ORGANIZATION

         Shaffer Diversified Fund, LP (the "Partnership") is a Delaware limited partnership formed on August 29, 2000 that intends to operate as a commodity investment pool. The Partnership's objective will be the appreciation of its assets through speculative trading of commodity futures contracts. As of August 31, 2000 the Partnership has not commenced operations.

         The Partnership intends to register with the Securities and Exchange Commission, and will be subject to regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity investment pool, the Partnership will be subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States ("US") government which regulates most aspects of the commodity future industry; the rules of the National Futures Association, an industry self-regulatory organization; and the requirements of the various commodity exchanges where the Partnership executes transactions. Additionally, the Partnership will be subject to the requirements of Futures Commission Merchants (brokers) through which the Partnership will trade.

NOTE 2.  RELATED PARTY TRANSACTIONS

         The General Partner of the Partnership is Shaffer Asset Management, Inc. ("SAM"), which will conduct and manage the business of the Partnership. The General Partner is also the commodity trading advisor of the Partnership.

         The Partnership will pay annual brokerage fees of 4% of monthly net assets: 3% of the fees will be paid to selling agents; 0.5% will be paid to SAM for being the general partner; and 0.5% will be paid to SAM for acting as the commodity trading advisor.

         SAM also receives a special allocation of profit by the Partnership equivalent to 20% per year of any increase in the cumulative appreciation of the net asset value without regard to interest income.

         SAM will be entitled to reimbursements of 0.3% of the year end net assets to cover administrative expenses incurred on behalf of the Partnership. Operating expenses in excess of 0.5% of net assets at year-end will be the responsibility of SAM.

         Offering expenses will be advanced by SAM and reimbursed by the Partnership, without interest, over a 30-month period commencing after the initial closing of the offering.

NOTE 3.  REDEMPTIONS

         A limited partner may request and receive redemption of its units owned, subject to restrictions in the Agreement of Limited Partnership. Redemption fees charged to the limited partner apply through the first twelve month-ends following purchase ranging from 1% to 4% based on length of investment. After twelve month-ends following purchase of a unit, no redemption fees will apply.

NOTE 4.  TRADING ACTIVITIES AND RELATED RISKS

         The Partnership will engage in the speculative trading of US commodity futures contracts, which are derivative financial instruments. The Partnership will be exposed to both market risk, the risk arising

                          SHAFFER DIVERSIFIED FUND, LP
                  NOTES TO THE STATEMENT OF FINANCIAL CONDITION
                                   (CONTINUED)

from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

         Purchase and sale of futures contracts requires margin deposits with the broker. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, US Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total cash and other property deposited.

         The amount of required margin and good faith deposits with the broker usually ranges from 10% to 40% of net asset value.

NOTE 5.  INCOME TAXES

         The Partnership is not subject to income taxes. The partners report their allocable share of income, expense and trading gains or losses on their own tax returns.

NOTE 6.  SUBSEQUENT EVENT

         In September 2000, the sole stockholder of the general partner contributed $1,000 as the Partnership's initial limited partner.

                         SHAFFER ASSET MANAGEMENT, INC.
                          INDEPENDENT AUDITORS' REPORT

To the Stockholder and Directors of
    Shaffer Asset Management, Inc.:

         We have audited the accompanying balance sheets of Shaffer Asset Management, Inc. as of December 31, 1999 and 1998 and the related statements of operations and retained earnings (deficit) and cash flows for the year ended December 31, 1999 and the period from March 16, 1998 (inception) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shaffer Asset Management, Inc. at December 31, 1999 and 1998 and the results of its operations and its cash flows for the year and period, respectively, then ended, in conformity with generally accepted accounting principles.

                         /s/ Anchin, Block & Anchin LLP

New York, New York
September 5, 2000

                         SHAFFER ASSET MANAGEMENT, INC.
                                 BALANCE SHEETS

                                                                                   DECEMBER 31,
                                                                                   ------------
                                                                                1999         1998
                                                                                ----         ----
ASSETS:
   Current Assets:
      Cash                                                                    $ 4,516      $    54
      Fee receivable
                                                                                8,073           --
                                                                              -------      -------
         Total Current Assets                                                  12,589           54
                                                                              =======      =======
   Fixed Assets:
      Office equipment                                                          3,392           --
      Computer software                                                         6,000           --
                                                                              -------      -------
                                                                                9,392           --
      Less:  accumulated depreciation                                             339           --
                                                                              =======      =======
         Total Fixed Assets                                                     9,053           --
                                                                              -------      -------
            Total Assets                                                      $21,642      $    54
                                                                              -------      -------
LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
   Current Liabilities:
      Accounts payable and accrued expenses                                   $11,399      $    --
      Loan payable-stockholder                                                     --        5,710
                                                                              =======      -------
        Total Current Liabilities                                              11,399        5,710
                                                                              =======      -------
   Stockholder's Equity (Deficit)
      Capital stock:
         Class A voting, no par, $2 stated value; 200 shares authorized;
            50 shares issued and outstanding                                      100          100
      Retained earnings (deficit)                                              10,143       (5,756)
                                                                              -------      -------
         Total Stockholder's Equity (Deficit)                                  10,243       (5,656)
                                                                              -------      -------
            Total Liabilities and Stockholder's Equity (Deficit)              $21,642      $    54
                                                                              =======      =======

             See the accompanying Notes to the Financial Statements.

                         SHAFFER ASSET MANAGEMENT, INC.
            STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)

                                                   PERIOD FROM
                                                    MARCH 16,
                                                      1998
                                                   (INCEPTION)
                                    YEAR ENDED         TO
                                    DECEMBER 31,    DECEMBER
                                       1999         31, 1998
                                       ----         --------
INCOME FROM FEES                     $ 51,446       $     --
                                     --------       --------

EXPENSES:
   Automobile expense                  12,901             --
   Dues and subscriptions               4,278             --
   Offices supplies and expense         2,261            521
   Printing and reproduction            5,583            319
   Professional development             3,432             --
   Professional fees                       --          2,653
   Travel and entertainment             2,265            222
   Other expenses                       4,827          2,041
                                     --------       --------
     Total Expenses                    35,547          5,756
                                     --------       --------
NET INCOME (LOSS)                      15,899         (5,756)
RETAINED EARNINGS (DEFICIT)
   Balance, beginning of period        (5,756)            --
                                     --------       --------
   Balance, end of period            $ 10,143       $ (5,756)
                                     --------       --------

             See the accompanying Notes to the Financial Statements.

                         SHAFFER ASSET MANAGEMENT, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                             PERIOD FROM
                                                                                              INCEPTION
                                                                                              (MARCH 16,
                                                                               YEAR ENDED      1998) TO
                                                                                DECEMBER       DECEMBER
                                                                                31, 1999       31, 1999
                                                                                --------       --------

CASH FLOWS FROM OPERATING ACTIVITIES:                                           $ 15,899       $ (5,756)
   Net income (loss)
   Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Depreciation and amortization                                                  339             --
      Increase in:
         Fees receivable                                                          (8,073)            --
      Increase in:
         Accounts payable and accrued expenses                                     6,899
                                                                                --------       --------
            Total adjustments                                                       (835)
                                                                                --------       --------
               Net Cash Provided by (Used in) Operating Activities                15,064         (5,756)
                                                                                --------       --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets                                                       (4,892)            --
                                                                                --------       --------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of stockholder loan                                                  (5,710)            --
   Loan from stockholder                                                              --          5,710
   Proceeds from issuance of common stock                                             --            100
                                                                                --------       --------
               Net Cash Provided by (Used in) Financing Activities:               (5,710)         5,810
                                                                                --------       --------
NET INCREASE IN CASH:                                                              4,462             54
   Beginning of period                                                                54             --
                                                                                --------       --------
   End of period                                                                $  4,516       $     54
                                                                                --------       --------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid during the year for:
      Income taxes                                                              $    625       $     --
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
   FINANCING ACTIVITIES:
   Incurred liability for acquisition of computer software                      $  4,500       $     --

             See the accompanying Notes to the Financial Statements.

                         SHAFFER ASSET MANAGEMENT, INC.
                        NOTES TO THE FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of Business: Shaffer Asset Management, Inc. (the "Company") earns fees on managed accounts as a Commodity Trading Advisor registered with and subject to the regulations of the Commodity Futures Trading Commission, an agency of the United States government, which regulates most aspect of the commodity futures industry. It is also subject to the rules of the National Futures Association, an industry self-regulatory organization.

         Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Revenue Recognition: Performance fees may be earned by achieving defined performance objectives. Performances fees are accrued when the conditions of the performance fee agreement are satisfied.

         Fixed Assets: Fixed assets are stated at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets.

         Income Taxes: The Company is taxed as an S corporation for federal and New York State tax purposes, whereby the Company's income is reported by the stockholder. Accordingly, no provision has been made for federal income taxes. The Company remains liable for New York State income taxes on S corporations.

NOTE 2.  RELATED PARTY TRANSACTIONS

         The loan from the stockholder was non-interest bearing.

NOTE 3.  SUBSEQUENT EVENT

         The Company will be the trading advisor for a newly formed commodity pool, Shaffer Diversified Fund, LP ("LP"). The Company became the general partner of LP and made a capital contribution of $1,000 during August 2000. The Company will receive a management fee of 0.5%, and an advisory fee of 0.5%, based on monthly net assets of LP. The Company will also receive 20% per year of any increase in the cumulative appreciation of the net assets of LP without regard to interest income. Additionally, the Company will be entitled to reimbursements of administrative expenses up to 0.3% of net assets per year and will be responsible for expenses in excess of 0.5% of the net assets at year end of LP. The Company will be reimbursed for advances of offering expenses in 30 monthly installments commencing after the initial closing of LP.

                                                                       EXHIBIT A

                        AGREEMENT OF LIMITED PARTNERSHIP

                                    ARTICLE 1
                                 FORMATION; NAME

         The parties to this Agreement of Limited Partnership (the "Agreement") dated as of August 29, 2000 have formed Shaffer Diversified Fund, LP (the "Partnership") under the Delaware Revised Uniform Limited Partnership Act in effect on the date thereof (the "Act") and do hereby continue the Partnership pursuant to the terms herein. Each person or entity who becomes a limited partner in the Partnership (a "Limited Partner") hereby undertakes to furnish to Shaffer Asset Management, Inc., a Delaware corporation (the "General Partner" and with each Limited Partner, a "Partner") a power of attorney which may be filed with this Agreement and any amendment hereto and such additional information as is required to complete such documents and to execute and cooperate in the filing, recording or publishing of such documents at the request of the General Partner.

                                    ARTICLE 2
                      PRINCIPAL OFFICE; TAX MATTERS PARTNER

         The principal office of the Partnership shall be 70 West Red Oak Lane, White Plains, New York 10604, or such other place as the General Partner may designate from time to time. The tax matters partner for the Partnership shall be the General Partner.

                                    ARTICLE 3
                              BUSINESS AND PURPOSE

         The business and purpose of the Partnership is to trade, buy, sell or otherwise acquire, hold or dispose of commodity futures contracts and other related investment interests and any activities incidental or related thereto. The objective of the Partnership business is appreciation of its assets through speculative trading.

                                    ARTICLE 4
                         TERM; DISSOLUTION; FISCAL YEAR

         4.1 TERM. The term of the Partnership commenced upon the execution and filing of the certificate of limited partnership on August 29, 2000 and shall end upon the first to occur of (a) December 31, 2025, (b) an election to dissolve the Partnership in accordance with the provisions of Section 4.2 by Limited Partners owning more than 50% of the Units (as defined in Section 5.1) then outstanding, (c) the withdrawal of the General Partner, as defined in and subject to the limitations of Article 12, (d) a determination by the General Partner that the purpose of the Partnership cannot be fulfilled and (e) any event that constitutes a dissolution of a limited partnership under the Act or otherwise makes it unlawful for the existence of the Partnership to be continued.

         4.2 DISSOLUTION. Upon the occurrence of an event causing the dissolution of the Partnership, the Partnership shall be wound up and terminated. Payment of creditors and distributions of Partnership assets shall be effected as soon as practicable in accordance with the Act, and each Partner and any assignee of Units shall share in the assets of the Partnership in accordance with Article 6, less any amount owing by such Partner or assignee of Units to the Partnership.

         4.3 FISCAL YEAR. The fiscal year of the Partnership shall end on December 31, unless the General Partner elects a different fiscal year with the approval of the Internal Revenue Service and the Commodity Futures Trading Commission (the "CFTC") or another fiscal year is required by law.

                                    ARTICLE 5
                          CAPITAL CONTRIBUTIONS; UNITS

         5.1 LIMITED PARTNER CONTRIBUTIONS. Each interest in the Partnership other than a general partner interest shall be evidenced by a unit (a "Unit"). In order to form the Partnership, the initial Limited Partner shall contribute $1,000.

         5.2 CAPITAL CONTRIBUTIONS BY GENERAL PARTNER . The General Partner has contributed $1,000 in cash to the capital of the Partnership. The contribution of the General Partner shall be evidenced by a general partner interest. The General Partner may withdraw part of its contributed capital.

         5.3 AVAILABILITY OF CONTRIBUTIONS. The aggregate of all capital contributions shall be available to the Partnership to carry on its business and purpose, and no interest shall be paid to any Partner on any such contributions.

                                    ARTICLE 6
                        ALLOCATION OF PROFITS AND LOSSES

         6.1 DEFINITIONS. The following terms shall have the meanings indicated.

                  (a) "Brokerage Fee" shall mean a fee charged to each Unit for brokerage and management services equal to:

                           (i) 4% of the amount of the aggregate subscriptions for Units accepted during such month, if such subscriptions are accepted on or after the date on which an additional Limited Partner is first admitted pursuant to Article 10 but before the first business day of the thirteenth full calendar month thereafter; provided that the amount of the Brokerage Fee payable under this Section 6.1(a)(i) with respect to a Unit purchased other than on the date on which an additional Limited Partner is first admitted pursuant to Article 10 shall prorated based on the number of months remaining until the first business day of the thirteen full calendar month thereafter; or

                           (ii) Commencing on the first business day of the thirteenth full calendar month after the date on which an additional Limited Partner is first admitted pursuant to Article 10, 1/12 of 4% of the Net Asset Value of the Units as of the close of business on the last business day of such month.

         Of the Brokerage Fee, 75% shall be paid to selling agents with respect to the Units for which each such selling agent obtained a subscription pursuant to the terms of selling agreements entered into from time to time between the Partnership and each such selling agent, 12.5% shall be paid to the General Partner as an expense of the Partnership in order to compensate the General Partner for serving as general partner of the Partnership, and 12.5% shall be paid to the commodity trading advisor of the Partnership pursuant to the terms of an advisory agreement entered into from time to time between the Partnership and such advisor. The General Partner may increase the amount of the Brokerage Fee payable by the Partnership at any time and from time to time upon 60-days prior written notice to the Limited Partners, which notice shall set forth the redemption and voting rights of the Units; provided that prior to the effectiveness of the increased Brokerage Fee, the Limited Partners shall have an opportunity to redeem their Units on the last business day of the month in which such notice is sent without the imposition of any redemption fee.

                  (b) "Capital Gain" or "Capital Loss" shall mean gain or loss characterized as gain or loss from the sale or exchange of a capital asset by the Code, including without limitation gain or loss required to be taken into account pursuant to section 1256 of the Internal Revenue Code of 1986 (the "Code").

                  (c) "Net Assets" shall mean the total assets of the Partnership, including all cash and cash equivalents (valued at cost), plus accrued interest thereon, and the market value of all open commodity positions and other assets of the Partnership, less all liabilities of the Partnership and any amounts accrued with respect to the Special Allocation. Net Assets shall be determined in accordance with this Section 6.1(c) or, if no principle is specified, in accordance with generally accepted accounting principles consistently applied under the accrual basis of accounting. The market value of a commodity or commodity futures contract traded on an exchange, or through a clearing firm or a bank, shall mean the most recent available settlement price or closing quotation, as appropriate on the exchange, or of the clearing firm or bank on or through which the commodity or contract is traded by the Partnership on the date with respect to which Net Assets are being determined. If such contract cannot be liquidated, due to the operation of daily limits or otherwise, on a date as of which Net Assets are determined, the liquidating value on the first subsequent date on which the contract could be liquidated, or such other value as the General Partner deems fair and reasonable, shall be used.

                  (d) "Net Asset Value" shall mean, with respect to the Partnership, the aggregate amount of the capital accounts of all Partners and, with respect to a Unit, the aggregate amount of the capital accounts of all Limited Partners divided by the number of Units then outstanding.

                  (e) "Special Allocation" shall mean a monthly special allocation to the General Partner of profit of the Partnership equal to 20% per year of the aggregate cumulative appreciation, if any, in the Net Asset Value of the Units, calculated as the amount by which the Net Asset Value of Units on the last business day of month exceeds the Net Asset Value of a Units on the last business day of the preceding month, as adjusted (i) for the redemption of Units pursuant to Section 6.9 and the issuance of additional Units pursuant to Article 10 during such month and (ii) to exclude the effect of interest income. In the event that the Partnership makes any distribution to the General Partner on account of the Special Allocation and thereafter the Net Asset Value of the Units declines, the General Partner shall be under no obligation to return the amount previously distributed.

         6.2 CAPITAL ACCOUNTS. A capital account shall be established for each Partner. The initial balance of the capital account of a Partner shall be the amount of the initial capital contribution to the Partnership of such Partner.

         6.3 RECURRING DETERMINATIONS, PAYMENTS, ALLOCATIONS AND DISTRIBUTIONS. As of the close of business on the last business day of each month, the General Partner shall make the following determinations, payments and allocations in the following order:

                  (a) the Brokerage Fee earned during such month shall be calculated and paid to the selling agents, the General Partner and the commodity trading advisor as provided in Section 6.1(a);

                  (b) expenses of and reimbursements by the Partnership shall be paid in accordance with Sections 6.5 and 6.6;

                  (c) any costs of indemnification to the extent permitted under
         Article 14 shall be paid;

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
                  (d) the Special Allocation shall be accrued, and a distribution in the positive amount of the net accrued but unpaid Special Allocation shall be paid to the General Partner;

                  (e)      Net Assets shall be calculated;

                  (f) any increase or decrease in Net Assets as of such date, after making the payments and allocations described above, shall be credited or charged to the capital accounts of each Partner in the ratio that the balance of the capital account of such Partner bears to the balance of all capital accounts;

                  (g) the amount of any distribution to a Partner other than on account of the Special Allocation, any amount paid to a Limited Partner upon redemption of Units and any amount paid to the General Partner upon withdrawal of a part of its capital contribution shall be charged to the capital account of the relevant Partner; and

                  (h) the Net Asset Value of the Partnership and the Net Asset Value of a Unit shall be calculated;

                  (i) Unit redemption requests shall be honored in the discretion of the General Partner in accordance with Article 9; and

                  (j) subscriptions for Units shall be accepted in the discretion of the General Partner in accordance with Article 10.

         6.4 ALLOCATION OF PROFIT AND LOSS FOR FEDERAL INCOME TAX PURPOSES. At the end of each taxable year, each item of Partnership taxable income, gain, loss, deduction or credit shall be allocated among the Partners in accordance with the following provisions:

                  (a) Capital Gain shall be allocated first to each Partner who has redeemed Units or withdrawn capital during the year to the extent that the amount the Partner received on redemption exceeded the amount paid for the redeemed Units or to the extent of the withdrawn capital.

                  (b) Capital Gain remaining after the allocation in Section 6.4(a) shall be allocated among the Partners in the ratio that the capital account of each Partner bears to the capital accounts of all Partners.

                  (c) Capital Loss shall be allocated first to each Partner who has redeemed Units during the year to the extent that the amount the Partner paid for the redeemed Units exceeded the amount the Partner received on redemption.

                  (d) Capital Loss remaining after the allocation in Section 6.4(c) shall be allocated among the Partners in the ratio that capital account of each Partner bears to capital accounts of all Partners.

                  (e) For purposes of the allocations of Capital Gain and Capital Loss in Section 6.4(a) and (c), the amount that each Partner paid for each Unit shall be deemed to have been increased by the amount of Capital Gain allocated to such Partner with respect to such Unit pursuant to Section 6.4(b) or ordinary income allocated pursuant to Section 6.4(g), to have been decreased by the amount of any Capital Loss allocated to such Partner with respect to such Unit pursuant to Section 6.4(d) or ordinary expense allocated pursuant to Section 6.4(d) and to have decreased by the amount of any distributions to such Partner with respect to such Unit pursuant to
Section 6.9.

                  (f) The allocations made pursuant to this Section 6.4 shall not exceed the allocations permitted under Subchapter K of the Code, as determined by the General Partner in its sole and absolute discretion. Such determination shall be binding and conclusive upon the Partners.

                  (g) Items of ordinary income and expense shall be allocated among the Partners based upon their relative ownership interests in the Partnership as of the end of each month in which the items of ordinary income or expense accrue.

                  (h) Notwithstanding Sections 6.4(d) and 6.4(g), if an allocation of Capital Loss would cause the capital account of a Limited Partner to have a deficit balance, then such loss shall be allocated to the capital account of the General Partner to the extent of such deficit balance.

                  (i) Allocations of Capital Gain or Capital Loss shall be made pro rata from each category of Capital Gain or Capital Loss determined under
Section 1(h) of the Code.

         6.5 ORGANIZATION AND OFFERING EXPENSES. The General Partner shall pay the organization and offering expenses of the offering of the Units, and no such expenses shall be deducted from the proceeds of the offering. Subject to the limitation described below, the General Partner shall be reimbursed by the Partnership for such payments in 30 monthly installments commencing after the initial closing of the offering of the Units. Organization and offering expenses incurred after the initial closing of the offering shall be reimbursed ratably over the remainder of the 30-month period. In no event shall the General Partner be entitled to receive reimbursement in an amount greater than 2.5% of the aggregate proceeds of the sale of Units. If the Partnership terminates prior to completion of the reimbursement, the General Partner shall not be entitled to receive reimbursement after the date of termination, and the Partnership shall have no obligation to make further reimbursement payments to the General Partner. For purposes of this Agreement, organization and offering expenses shall include all costs paid or incurred by the General Partner or the Partnership in organizing the Partnership and offering the Units, including bank and escrow agent charges, blue sky filing fees, filing fees payable upon formation and organization of the Partnership and legal, accounting and printing fees associated with the preparation, filing and printing of the registration statement and prospectus related to the offering.

         6.6 PARTNERSHIP EXPENSES. The Partnership shall be obligated to pay all liabilities incurred by it, including without limitation Brokerage Fees, transaction expenses payable to commodity brokers, operating expenses (including legal and accounting fees), taxes and other extraordinary expenses incurred by the Partnership. The Partnership shall pay 1/12 of 0.3% of the Net Asset Value of the Partnership to the General Partner directly each month to cover administrative expenses incurred on behalf of the Partnership. Notwithstanding the foregoing, the General Partner shall reimburse the Partnership for operating expenses to the extent that they exceed, in a fiscal year, 0.5% of the Net Asset Value of the Partnership on the last business day of such year. Indirect expenses of the General Partner, such as salaries, rent and other overhead expenses, shall not be liabilities of the Partnership.

         6.7 LIMITED LIABILITY OF LIMITED PARTNERS. Each Unit shall be fully paid and non-assessable. A Limited Partner shall be liable for the obligations of the Partnership to the extent of the capital contributed by such Limited Partner plus the share of undistributed profits, if any, allocable to such Limited Partner. A Limited Partner who receives a return of any part of the capital contributed by such Limited Partner to the Partnership shall be liable to the Partnership for one year thereafter for the amount of the returned contribution, but only to the extent necessary to discharge liabilities of the Partnership to creditors who extended credit to the Partnership during the period that the capital contribution was held by the Partnership. A Limited Partner shall also be liable to the Partnership for return of any part of a returned contribution for a period of six years thereafter, if such return was in violation of this Agreement or the Act.

         6.8 RETURN OF LIMITED PARTNER CAPITAL CONTRIBUTION. Except to the extent that a Limited Partner shall have the right to redeem Units, no Limited Partner shall have any right to demand the return of the capital contributed by such Limited Partner or any profits with respect thereto, except upon dissolution and termination of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash in return for capital contributed.

         6.9 DISTRIBUTIONS. The General Partner shall have sole discretion in determining whether to make distributions to Partners or assignees of Units, other than in connection with the Special Allocation, the redemption of Units and the dissolution of the Partnership. Other than distributions on account of the Special Allocation, any distributions shall be made pro rata in accordance with the respective capital accounts of the Partners.

                                    ARTICLE 7
                                   MANAGEMENT

         7.1 GENERAL PARTNER. (a) The General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership, including without limitation all functions necessary for administration of the Partnership. The General Partner shall have the responsibility for the safekeeping and use of all assets of the Partnership, whether or not in the immediate possession or control of the General Partner. The General Partner shall not employ or permit another to employ such assets in any manner except for the exclusive benefit of the Partnership. The General Partner shall make all investment decisions regarding the Partnership and shall have complete trading discretion. The General Partner shall seek commercially reasonable prices and services in its futures brokerage transactions. All brokerage transactions for the Partnership shall be effected at competitive rates.

                  (b) The General Partner may take such other actions as it deems necessary or desirable to manage the business of the Partnership, including without limitation entering into commercially reasonable contracts, opening bank accounts, paying or authorizing the payment of distributions to the Partners and expenses of the Partnership, including fees to the General Partner, commodity trading advisor and commodity broker, taxes and other fees of governmental agencies.

                  (c) The General Partner shall keep and retain for at least six years, at the principal office of the Partnership, such books and records relating to the business of the Partnership as it deems necessary to substantiate the efforts of the Partnership to ensure that Units were sold only to purchasers for whom an investment in the Units was suitable or which are required by the Commodity Exchange Act and the rules and regulations thereunder. Such books and records shall be available to any Limited Partner or his authorized attorney or agent for inspection and copying during normal business hours of the Partnership.

                  (d) The General Partner may engage in other business activities, including without limitation serving as a general partner of other partnership and a commodity trading advisor to other customers. The General Partner shall not be required to refrain from any other activity or to disgorge profits from any other activity. Subject to the terms and conditions set forth in this Agreement, the General Partner may engage and compensate, on behalf of the Partnership with Partnership funds, such persons, firms or entities as the General Partner in its sole discretion shall deem advisable for the conduct and operation of the business of the Partnership. The General Partner may develop and implement a cash management facility for the Partnership and incur commercially reasonable fees in connection therewith.

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
                  (e) No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership or to determine any fact or circumstance bearing upon the existence of such authority.

                  (f) The maximum term of any contract between the Partnership and the General Partner or an affiliate thereof shall be one year; provided that certain provisions in any such contract may expressly survive the termination of the contract if survival would be customary.

         7.2 PROHIBITIONS. The Partnership shall not (a) engage in pyramiding,
(b) commingle its assets with the assets of any other person, except as permitted by law, (c) make loans to the General Partner, any affiliate thereof or any other person or entity, (d) pay per-trade compensation to the General Partner, any affiliate thereof or any other person or entity that receives any other form of compensation from the Partnership, (e) permit rebates or give-ups to be received by the General Partner or any affiliate thereof (nor shall the General Partner participate in any reciprocal business arrangements that would circumvent the foregoing or any other provision of this Agreement) or (f) borrow cash or other assets from the General Partner.

                                    ARTICLE 8
                           REPORTS TO LIMITED PARTNERS

         8.1 BOOKS AND RECORDS. The books and records of the Partnership shall be audited annually by an independent certified public accountant. Net Assets and Net Asset Value per Unit shall be determined daily and supplied in writing to any Limited Partner who requests such information.

         8.2 REPORTS. The General Partner shall cause each Partner to receive within 90 days following the close of each fiscal year (a) an annual report, including without limitation an audited balance sheet and income statement as of and for the fiscal year then ended, and (b) such tax information as is necessary for Limited Partners to complete their United States federal income tax returns. In addition, within 30 days after the end of each month, the General Partner shall report to the Limited Partners all information required by the CFTC from time to time to be reported.

         8.3 NOTICE OF SUBSTANTIAL DECLINE. If the Net Asset Value per Unit as of the end of any business day declines by more than 50% from the Net Asset Value per Unit as of the last business day of either the previous month or the previous year, the General Partner shall notify the Limited Partners within seven business days thereafter of such decline, their redemption and voting rights and the expected effect of the decline on the Net Assets of the Partnership. For 15 days after the date of such notice, the General Partner shall declare a special redemption period. The General Partner shall temporarily suspend trading by the Partnership during any such special redemption period.

                                    ARTICLE 9
                        DISPOSITIONS; REDEMPTION OF UNITS

         9.1 PERMISSIBLE DISPOSITIONS. A Limited Partner may transfer, assign, pledge or encumber Units only as provided in this Section 9.1.

                  (a) No transferee, pledgee, assignee or secured creditor shall become a substituted Limited Partner unless the General Partner consents in writing to such substitution. The General Partner may withhold consent in its sole discretion. Any transfer or assignment of Units permitted hereunder shall be effective as of the beginning of the month following the month in which such transfer or assignment is made; provided that the Partnership need not recognize any transfer, assignment or pledge until it has received at least 30-days prior written notice thereof from the transferor, assignor or pledgor. Such notice of assignment shall include (i) the name, signature, address and Social Security or taxpayer

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
identification number of the transferee, assignee or pledgee, (ii) the number of Units transferred, assigned or pledged and (iii) the signature of the transferor, assignor or pledgor. The General Partner may, in its discretion, waive receipt of the notice or waive any defect therein.

                  (b) No transfer or assignment shall be permitted unless the General Partner is satisfied that (i) such transfer or assignment would not be in violation of the Act, (ii) the amount of the transfer is at least the minimum subscription amount, except in the case of transfers by gift or inheritance or to affiliates, including family members of the transferor, and (iii) notwithstanding such transfer or assignment, the Partnership shall continue to be classified as a partnership rather than as a corporation or an association under the Code.

                  (c) No transfer or assignment of Units shall be effective or recognized by the Partnership if following such transfer or assignment there would result a termination of the Partnership for federal income tax purposes as provided in section 708(b) of the Code. Any attempted transfer or assignment in violation hereof shall be ineffective to transfer or assign any Units.

                  (d) Any transferee or assignee of Units who has not been admitted to the Partnership as a substituted Limited Partner shall not have any of the rights of a limited partner in the Partnership, except that the assignee of Units shall receive the share of capital and profits and have the right of redemption to which the assignor would otherwise have been entitled. Any such assignee shall remain subject to the other terms of this Agreement binding upon Limited Partners.

                  (e) The transfer or assignment of Units shall be subject to all applicable securities laws. The transferor or assignor shall bear all costs, including attorney fees, related to such transfer or assignment.

         9.2 REDEMPTION. In addition to the redemption provided pursuant to
Section 8.3, each Limited Partner or assignee of Units may withdraw all or part of the capital contribution and undistributed profits, if any, attributable to one or more Units by requesting that the Partnership redeem such Units. Each request for redemption shall be in writing and received by the General Partner not less than 10 days prior to the last business day of the month. Timely received requests for redemption will be effected as of the close of business on the last business day of the month. Requests for redemption that are received less than 10 days prior to the last business day of the month will be effected as of the close of business on the last business day of the following month. Upon redemption, a Limited Partner or any assignee of Units shall receive as to each Unit redeemed an amount equal to the Net Asset Value per Unit as of the date of redemption, less (a) any amount owing by such Limited Partner or assignee to the Partnership and (b) any applicable redemption fees due under
Section 9.3. Redemption payments shall be made within 20 days following the date of redemption; provided that the General Partner may delay payment in its sole discretion with respect to all or a portion of the redemptions effected as of the last business day of a month if, for example, the Partnership is unable to liquidate its commodity positions or payments due the Partnership from commodity brokers, banks or other persons or entities have been delayed. If the General Partner delays redemption payments for any reason, the General Partner shall cause payments to resume as soon as practicable and shall be make redemption payments in the order in which the requests for redemption were received. The General Partner shall notify any Limited Partner or assignee of Units who requests redemption within 10 days after the date of redemption if payment will be delayed. The Partnership shall not be obligated to redeem Units that are subject to a pledge or otherwise encumbered in any fashion.

         9.3 REDEMPTION FEES. Except as provided in Sections 6.1(a) and 9.4 or as otherwise determined by the General Partner in its discretion, redemption fees shall be charged by the Partnership against redemption proceeds through the first 12 month-ends following the purchase of a Unit as follows:

                  (a) 4% of Net Asset Value per Unit shall be charged with respect to a Unit redeemed through the third month-end;

                  (b) 3% of Net Asset Value per Unit shall be charged with respect to a Unit redeemed through the sixth month-end;

                  (c) 2% of Net Asset Value per Unit shall be charged with respect to a Unit redeemed through the ninth month-end; and

                  (d) 1% of Net Asset Value per Unit shall be charged with respect to a Unit redeemed through the twelfth month-end.

For purposes of this Section 9.3, the date of purchase of a Unit shall constitute the first month-end.

         9.4 MANDATORY REDEMPTION. (a) On the date that an additional Limited Partner is first admitted pursuant to Article 10, the Unit of the initial Limited Partner shall be automatically redeemed for $1,000 without the imposition of any redemption fee pursuant to Section 9.3.

                  (b) If and to the extent necessary to ensure that the assets of the Partnership are not considered "plan assets" for purposes of the Employee Retirement Income Security Act of 1974, the General Partner may redeem all or part of the Units held by one or more Limited Partners without the consent of such Limited Partners at the Net Asset Value per Unit but without the imposition of any redemption fee pursuant to Section 9.3. Such redemption may be effected from time to time in any manner deemed reasonable in the sole discretion of the General Partner.

                                   ARTICLE 10
           OFFERING OF UNITS; ADMISSION OF ADDITIONAL LIMITED PARTNERS

         The General Partner from time to time shall cause the Partnership to file a registration statement and such amendments as the General Partner deems advisable with the Securities and Exchange Commission for the registration of the public offering and sale of the Units, shall seek to qualify the Units for sale in various jurisdictions as the General Partner deems advisable and shall take such other actions in connection therewith as the General Partner deems advisable. The General Partner may admit persons or entities as additional Limited Partners without the consent of the other Limited Partners at any time. The General Partner may reject any subscription for Units at any time and for any reason. Such additional Limited Partners shall contribute capital to the Partnership and shall be admitted as Limited Partners as of the first business day of the month immediately following the month-end as of which the General Partner accepted their subscriptions. The number of Units issued to such additional Limited Partners shall be based on the Net Asset Value per Unit as of the month-end as of which such subscriptions were accepted.

                                   ARTICLE 11
                                POWER OF ATTORNEY

         By execution of this Agreement, each Limited Partner irrevocably constitutes and appoints the General Partner with full power of substitution, as his true and lawful attorney-in-fact in his name, place and stead, to execute, acknowledge, swear to, file and record in his behalf in the appropriate public offices and publish (a) this Agreement and any amendments thereto, (b) all instruments that the General Partner deems necessary or appropriate to reflect any amendment, change or modification of this Agreement or the certificate of limited partnership of the Partnership and (c) certificates of fictitious or assumed name. The power of attorney granted hereby shall be irrevocable, shall deemed to be a power coupled with an interest and shall survive the incapacity or death of such Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and any successor thereto acting in good faith pursuant to such power of attorney.

                                   ARTICLE 12
                             WITHDRAWAL OF A PARTNER

         12.1 WITHDRAWAL OF GENERAL PARTNER. The Partnership shall terminate and be dissolved upon the withdrawal or insolvency of the General Partner, unless in the case of the withdrawal of the General Partner, the actions necessary to continue the Partnership shall be taken pursuant to Article 15. The General Partner shall cease to be a general partner of the Partnership upon the occurrence of any of the following events of withdrawal:

                  (a) the bankruptcy or insolvency of the General Partner;

                  (b) any event prescribed in the Act that is not encompassed in this Article 12; or

                  (c) 120-days prior written notice to the Limited Partners of the intention of the General Partner to withdraw as a general partner of the Partnership.

If the General Partner withdraws as general partner of the Partnership, it shall receive the proportionate share of the Net Asset Value of the Partnership attributable to its general partner interest as of the close of business on the last business day of the month in which the withdrawal is effective. If the Limited Partners elect to continue the Partnership, the withdrawing General Partner shall pay all Partnership expenses incurred as a result of its withdrawal. Except as provided by this Section 12.1, the General Partner may not sell, assign or otherwise dispose of all or substantially all of its general partner interest in the Partnership, except for a sale or transfer of all interests of all Partners or a sale of all or substantially all of its interest to a corporation controlled by the General Partner; provided that the General Partner may mortgage, pledge, hypothecate or grant a security interest in its general partner interest as collateral for a loan or loans. Any such assignment of all or any portion of a general partner interest shall not cause an event of withdrawal with respect to the General Partner pursuant to this Article 12.

         12.2 WITHDRAWAL OF LIMITED PARTNER. The death, incompetence, incapacity, withdrawal, insolvency or dissolution of a Limited Partner shall not dissolve or terminate the Partnership, and such Limited Partner, or the estate, custodian or personal representative thereof, shall have no right to withdraw as a limited partner or have his Units redeemed except as provided in Article 9. Each Limited Partner and any assignee thereof expressly waives on behalf of himself and his estate, and directs the legal representative of his estate and any person interested therein to waive, in the event of the death of such Limited Partner or assignee, the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to a special audit of the books and records of the Partnership.

                                   ARTICLE 13
                   NO PERSONAL LIABILITY FOR RETURN OF CAPITAL

         Subject to Article 14, the General Partner shall not be personally liable for the return or repayment of all or any portion of the capital or profits of any Partner or assignee of Units. Any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets of the Partnership, which shall not include any right of contribution from the General Partner.

                                   ARTICLE 14
                     STANDARD OF LIABILITY; INDEMNIFICATION

         14.1 STANDARD OF LIABILITY. The General Partner and its controlling persons shall have no liability to the Partnership or any Limited Partner for any liability or loss suffered by the Partnership which arises out of any action of the General Partner if the General Partner, in good faith, determined that the course of conduct that caused the liability or loss was in the best interests of the Partnership, if the General Partner was acting on behalf of or performing services for the Partnership, and if such liability or loss was not the result of negligence or misconduct by the General Partner.

         14.2 INDEMNIFICATION BY PARTNERSHIP. The Partnership shall indemnify, defend and hold harmless the General Partner (including controlling persons and a former General Partner that has withdrawn from the Partnership) from and against any loss, liability, damage, cost or expense (including attorney fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning the business or activities undertaken by or on behalf of the Partnership if the party seeking indemnification determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Partnership, if the party seeking indemnification was acting on behalf of or performing services for the Partnership and if such liability or loss was not the result of negligence or misconduct by the party seeking indemnification. Such indemnification shall be paid only out of the assets of the Partnership and not from the other assets of the Limited Partners. In no event shall any person be indemnified by the Partnership for claims arising out of alleged violations of federal or state securities laws unless:

                  (a) there has been a successful adjudication on the merits of each count involving alleged securities law violations;

                  (b) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

                  (c) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made; provided that such court has been advised of the position as to indemnification for violations of securities laws of the Securities and Exchange Commission and the securities administrators of the jurisdictions in which the claimant alleges to have been offered or sold Units.

         14.3 ADVANCE PAYMENT. Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against any person or entity entitled to indemnification under this Article 14 may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, if and to the extent that:

                  (a) the legal action relates to acts or omissions with respect to the performance of duties or services on behalf of the Partnership;

                  (b) the legal action is initiated by a party who is not a Limited Partner or, if by a Limited Partner, then a court of competent jurisdiction specifically approves such advancement; and

                  (c) the party seeking indemnification shall agree to reimburse the Partnership, together with the applicable legal rate of interest thereon, in the event indemnification is not permitted under this
         Article 14 upon final disposition.

                                   ARTICLE 15
                              AMENDMENTS; MEETINGS

         15.1 AMENDMENTS WITH CONSENT OF LIMITED PARTNERS. If at any time during the term of the Partnership the General Partner deems it necessary or desirable to supplement or amend this Agreement, such amendment shall be effective only if embodied in an instrument signed by the General Partner and by the holders of more than 50% of the Units then outstanding. No such supplement or amendment shall, without the consent of all Limited Partners:

                  (a) change or alter the terms of this Article 15;

                  (b) extend the term of the Partnership;

                  (c) reduce the capital account of any Partner; or

                  (d) modify the percentage of profits, losses or distributions to which any Partner is entitled.

Reduction of the capital account of any assignee of Units or modifications of the percentage of profits, losses or distributions to which an assignee of Units is entitled hereunder shall not be effected by any amendment or supplement to this Agreement without the written consent of such assignee. No meeting procedure or notice period shall be required for the General Partner to effect a permitted supplement or amendment, and receipt of an adequate number of unrevoked written consents of Limited Partners shall be sufficient.

         15.2 AMENDMENT WITHOUT CONSENT OF LIMITED PARTNERS. The General Partner may amend this Agreement without the consent of the Limited Partners:

                  (a) to clarify any clerical inaccuracy or ambiguity or reconcile any inconsistency (including any inconsistency between this Agreement and a prospectus included within a registration statement filed by the Partnership with the Securities and Exchange Commission);

                  (b) to effect the intent of the tax allocations proposed herein, including without limitation the allocation of Capital Gain and Capital Loss on a net rather than a gross basis, to the maximum extent possible in the event of a change in the Code or the interpretations thereof affecting such allocations;

                  (c) to attempt to ensure that the Partnership is not taxed as an association taxable as a corporation for federal income tax purposes;

                  (d) to delete or add any provision of or to this Agreement required to be deleted or added by the staff of the Securities and Exchange Commission or any other federal agency or any blue-sky or similar official or in order to opt to be governed by any amendment or successor statute to the Act;

                  (e) to change the name of the Partnership;

                  (f) to reflect the admission of an additional or substitute general partner;

                  (g) to effect any other change that is appropriate or necessary, in the opinion of the General Partner, to prevent the Partnership or the General Partner or its controlling persons from in any manner being subject to the provisions of the Investment Company Act of 1940 or the "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974 as a result of their association with the Partnership; and

                  (h) to effect any other minor change that the General Partner deems advisable, so long as such amendment is not adverse to the Limited Partners and does not alter the basic investment policies or structure of the Partnership, or that is required by law.

         15.3 LIST OF PARTNERS. The General Partner shall maintain at the principal office of the Partnership a list of the names and addresses of all Limited Partners and the number of Units owned by each Limited Partner. Upon request of any Limited Partner or representative thereof, the General Partner shall make such list available for review by such Limited Partner or representative. Upon written request, the General Partner shall furnish a copy of such list by mail to any Limited Partner or representative thereof.

         15.4 MEETINGS. Upon receipt of a written request, signed by Limited Partners owning at least 10% of the Units then outstanding, that a meeting of the Partnership be called to vote upon any matter upon which the Limited Partners may vote pursuant to this Agreement, the General Partner shall notify each Limited Partner in writing, mailed within 15 days after such receipt of the request, of the calling of a meeting of the Partnership. Such meeting shall be held at least 30 days but not more than 60 days after the mailing of such notice, and such notice shall specify the date, place, time and purpose of such meeting.

         15.5 ACTIONS WITHOUT CONSENT OF GENERAL PARTNER. At any meeting called pursuant to Section 15.4, upon the affirmative vote in person or by proxy of Limited Partners owning more than 50% of the Units then outstanding, other than Units held by the General Partner or its affiliates, the following actions may be taken if permitted under the Act:

                  (a) this Agreement may be amended without the consent of the General Partner in accordance with and only to the extent permissible under the Act; provided that consent of all Limited Partners shall be required in the case of amendments requiring the consent of all Limited Partners under the Act;

                  (b) the Partnership may be dissolved;

                  (c) the General Partner may be removed and replaced;

                  (d) a new general partner may be elected if the General Partner withdraws from the Partnership;

                  (e) any contract between the Partnership and the General Partner or an affiliate thereof may be terminated on 60-days prior written notice; and

                  (f) the sale of all of the assets of the Partnership may be approved.

If an action described in clause (c) or (d) is taken, the general partner interest of the General Partner shall be redeemed and paid to the General Partner on the basis of the Net Assets allocable thereto on the date of such event.

                                   ARTICLE 16
                                  MISCELLANEOUS

         16.1 PRIORITY AMONG LIMITED PARTNERS. No Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

         16.2 NOTICES. All notices under this Agreement, other than requests for the redemption of Units, notices of assignment, transfer or pledge of Units and reports by the General Partner to the Limited Partners shall be in writing and shall be effective upon personal delivery, or if sent by first class mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, upon the deposit of such notice in the United States mail. Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the last known address of each Limited Partner. Requests for redemption and notices of assignment, transfer or pledge of Units shall be effective upon receipt by the Partnership.

         16.3 BINDING EFFECT. This Agreement shall inure to and be binding upon all of the parties, their successors, permitted assigns, custodians, estates, heirs and personal representatives. For purposes of determining the rights of any Partner or assignee of Units hereunder, the Partnership and the General Partner may rely upon Partnership records as to the identity of Partners and assignees of Units.

         16.4 CAPTIONS. Captions in no way define, limit, extend or describe the scope of this Agreement or the effect of any of its provisions.

         16.5 GOVERNING LAW. All the terms and provisions of this Agreement shall be construed under the Act as in effect from time to time during the term of the Partnership.

         16.6 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first appearing above.

                         SHAFFER ASSET MANAGEMENT, INC.


                         By:      /s/ Daniel S. Shaffer
                                  Daniel S. Shaffer
                                  President


                         /s/ Daniel S. Shaffer
                         Daniel S. Shaffer, as initial Limited Partner


                        /s/ Daniel S. Shaffer
                        Daniel S. Shaffer, as attorney-in-fact for the
                                 Limited Partners

                                                                       EXHIBIT B

                             REQUEST FOR REDEMPTION


Please send original to:

Shaffer Asset Management, Inc.,
  as General Partner
Shaffer Diversified Fund, LP
70 West Red Oak Lane
White Plains, NY  10604

         Re: Account: _______________

             Social Security or taxpayer identification number:  _______________

Dear Sir or Madam:

         I hereby request redemption, as defined in and subject to the provisions of the agreement of limited partnership of Shaffer Diversified Fund, LP of (insert number) of units of limited partnership in the fund (if no number is entered, the general partner will assume that the investor wishes to redeem all units) at the net asset value per unit described in the prospectus of the fund dated , 2000. Redemption is requested as of the close of business on the last business day of the month ending immediately following receipt by the general partner of this request for redemption; provided that, if this request for redemption is not received at least 10 days prior to the month-end, redemption shall be deemed to be requested as of the following month-end. Redemption fees apply as described in the prospectus.

         I represent and warrant that I am the true, lawful and beneficial owner of the units to which this request for redemption relates with full power and authority to request redemption of the units. The units are not subject to any pledge or otherwise encumbered in any fashion.

UNITED STATES INVESTORS

         [ ] I have checked the box if I am subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue Code. Under penalties of perjury, by signature below I hereby certify that the Social Security or taxpayer identification number above is my true, correct and complete Social Security or taxpayer identification number and that the information given in the immediately preceding sentence is true, correct and complete.

NON-UNITED STATES INVESTORS

         Under penalties of perjury, by signature below I hereby certify that I am not a citizen or resident of the United States and not a United States corporation, partnership, estate or trust.

         Please forward redemption proceeds by mail to me at:

                  ------------------------------------------

                  ------------------------------------------

                  ------------------------------------------

         (Signatures must be identical to name(s) in which units are registered. Duly authorized persons should sign on behalf of entities.)

Signature:                                  Date:

---------------------------------           ----------------------

Signature of joint investor:                Date:

---------------------------------           ----------------------

                                                                       EXHIBIT C

                            SUBSCRIPTION REQUIREMENTS

GENERAL REPRESENTATIONS AND WARRANTIES

         By executing the subscription agreement and power of attorney for Shaffer Diversified Fund, LP, an investor in units of limited partner interest in the fund represents and warrants to the fund, its general partner, the commodity broker and the selling agent that solicited the subscription that:

         - the investor is of legal age to execute the subscription agreement and power of attorney and is legally competent to do so;

         - all information furnished by the investor or set forth in the subscription agreement and power of attorney submitted by the investor is correct and complete as of the date next to the signature of the investor, and the investor will revise or correct the information if any change in the information occurs prior to acceptance of the subscription;

         - unless clause (d) or (e) is applicable, the subscription is made for the account of the investor and not as trustee, custodian or nominee for another;

         - the subscription, if made as custodian for a minor, is a gift that the investor has made to the minor and is not made with funds of the minor or, if not a gift, the representations as to net worth and annual income set forth below apply only to the minor;

         - if the investor is subscribing in a representative capacity, the investor has full power and authority to purchase the units and enter into and be bound by the subscription agreement and power of attorney on behalf of the entity for which he or she is purchasing the units, and the entity has full right and power to purchase the units and enter into and be bound by the subscription agreement and power of attorney and become a limited partner pursuant to the agreement of limited partnership;

         - the investor either is not required to be registered with the Commodity Futures Trading Commission or to be a member of the National Futures Association or, if required to be so registered, is duly registered with the CFTC and a member in good standing of the NFA; and

         - the investor has net worth of at least $150,000, exclusive of home, furnishings and automobiles, or an annual gross income of at least $45,000 and a net worth similarly calculated of at least $45,000, and the investment of the investor in the fund will not constitute more than 10% of the net worth, exclusive of home, furnishings and automobiles, of the investor.

ADDITIONAL STATE LAW SUITABILITY REQUIREMENTS

         Some jurisdictions impose additional requirements on investors, which requirements may change from time to time. The descriptions below are based on unofficial compilations of the blue-sky laws believed to be accurate on the date of this prospectus. Investors who are residents of the following states represent and warrant that they meet the following additional requirements imposed by the states, in each case excluding from net worth the value of home, furnishings and automobiles):

         Alabama: The investment may not exceed 20% of net worth.

         Alaska: Net worth of at least $225,000 or net worth of at least $60,000 and an annual taxable income of at least $60,000.

         Arizona: Net worth of at least $225,000 or net worth of at least $75,000 and an annual taxable income of at least $75,000.

         Arkansas: The investment may not exceed 20% of net worth.

         California: Net worth of at least $500,000 or net worth of at least $250,000 and an annual taxable income of at least $100,000, together with a reasonable expectation of taxable income of at least $100,000 in the current year.

         Florida: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year.

         Idaho: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year.

         Illinois: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year.

         Indiana: The investment may not exceed 10% of net worth.

         Iowa: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of taxable income of a similar level in the current year.

         Kansas: The investment may not exceed 20% of net worth.

         Louisiana: The investment may not exceed 25% of net worth.

         Maine: Net worth of at least $200,000 or net worth of $50,000 and an annual taxable income of $50,000.

         Michigan: For purchases of more than $50,000 in units, net worth of at least $1,000,000 or a taxable income during the preceding year of at least $100,000 and the ability to bear the financial risk of the investment.

         Minnesota: Net worth of at least $1,000,000.

         Mississippi: The investment may not exceed 10% of net worth.

         Missouri: Net worth of at least $75,000 or net worth of at least $30,000 and an annual taxable income of $30,000.

         Montana: The investment may not exceed 10% of net worth.

         Nebraska: Net worth of at least $150,000 or net worth of at least $45,000 and an annual taxable income of at least $45,000.

         Nevada: The investment may not exceed 10% of net worth.

         New Hampshire: Net worth of at least $250,000 or net worth of at least $125,000 and an annual taxable income of at least $50,000.

         New Mexico: Net worth of at least $150,000 or net worth of at least $65,000 and an annual taxable income of at least $65,000.

         New York: Net worth equal to five times the total investment or net worth equal to three times the total investment and an annual taxable income equal to the total investment.

         North Carolina: Net worth of at least $225,000 or net worth of at least $60,000 and an annual taxable income of $60,000.

         Ohio: Net worth of at least $150,000 or net worth of at least $45,000 and an annual taxable income of at least $45,000.

         Oregon: Net worth of at least $1,000,000 or an annual income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year.

         Rhode Island: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year.

         South Carolina: Net worth of at least $150,000 or net worth of at least $65,000 and an annual taxable income of at least $65,000.

         South Dakota: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year.

         Texas: Net worth of at least $150,000 or net worth of at least $50,000 and an annual taxable income of at least $50,000.

         Utah: The investment may not exceed 10% of net worth.

         Vermont: The investment may not exceed 10% of net worth.

         Washington: Net worth of at least $1,000,000 or an annual taxable income of at least $200,000 individually or $300,000 with spouse in each of the two most recent years, together with a reasonable expectation of income of a similar level in the current year

         Wisconsin: Net worth of at least $150,000 or net worth of at least $45,000 and an annual taxable income of at least $45,000.

         Wyoming: Net worth whereby the investment does not exceed 10% of such net worth.

ERISA REQUIREMENTS

         If the investor is acting on behalf of an "employee benefit plan" as defined in and subject to the Employee Retirement Income Security Act of 1974 or a "plan" as defined in section 4975 of the Internal

Revenue Code of 1986, the individual signing this subscription agreement and power of attorney as plan fiduciary further represents and warrants on behalf of the investor that:

         - the plan fiduciary has considered an investment in the fund for such plan in light of the risks relating thereto;

         - the plan fiduciary has determined that, in view of these considerations, the investment in the fund is consistent with the responsibilities of the plan fiduciary under ERISA;

         - an investment in the fund does not violate and is not otherwise inconsistent with the terms of any legal document constituting the plan or any trust agreement thereunder;

         - an investment in the fund has been duly authorized and approved by all necessary parties;

         - none of the general partner, the commodity trading advisor, the commodity broker or any selling agent, or any of their respective affiliates, agents or employees:

                  - has investment discretion with respect to the plan assets;

                  - has authority or responsibility to give or regularly gives investment advice with respect to the plan assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to the plan assets and that the advice will be based on the particular investment needs of the plan; or

                  - is an employer maintaining or contributing to the plan;

         - the plan fiduciary is authorized to make, and is responsible for, the decision to invest in the fund, including the determination that the investment is consistent with the requirement imposed by section 404 of ERISA that plan investments be diversified so as to minimize the risks of large losses; and

         - the plan fiduciary is qualified to make the investment decision.

         At the request of the general partner, the plan fiduciary agrees to furnish the general partner with any information reasonably required by the general partner to establish that the purchase of the units by the plan does not violate any provision of ERISA or the Internal Revenue Code, including without limitation those provisions relating to "prohibited transactions" by "parties in interest" or "disqualified persons."

                                                                       EXHIBIT D

                            SUBSCRIPTION INSTRUCTIONS

         Any person considering subscribing for units of limited partner interest in Shaffer Diversified Fund, LP should carefully read and review a current prospectus. The prospectus should be accompanied by the most recent monthly report of the fund.

         THE DATE PRINTED ON THE FRONT OF THE PROSPECTUS AND AT THE TOP OF THE SUBSCRIPTION AGREEMENT SHOULD BE NO EARLIER THAN NINE MONTHS AGO. IF THE DATE IS MORE THAN NINE MONTHS AGO, NEW MATERIALS ARE AVAILABLE AND SHOULD BE UTILIZED.

         Enter the total dollar amount being invested on LINE 1. Initial minimum $5,000 for trustees, IRAs and other tax-exempt accounts and NASD registered broker-dealers. Initial minimum $10,000 for other investors. Minimum $1,000 for additional investments.

         Enter the brokerage account number of the investor on LINE 2, and check the box if the account is to be debited for investment.

         Enter the Social Security or taxpayer identification number on LINE 3, and check the appropriate box to indicate ownership type. For individual retirement accounts, enter the taxpayer identification number of the custodian and the Social Security number of the investor.

         Check the box in LINE 4 if this investment is an addition to an existing account, and complete the account number.

         Enter the name of the investor on LINE 5. For UGMA/UTMA accounts, enter the name of the minor on line 5, followed by "minor," and enter the name of the custodian on LINE 6. For trusts, enter the name of the trust on LINE 5 and the name(s) of the trustee(s) on LINE 6. For corporations, partnerships and estates, enter the entity name on LINE 5 and the name of the officer or contact person on LINE 6. Investors who are not individuals must furnish a copy of organizing or other documents evidencing the authority of the entity to invest in the fund. For example, trusts must furnish a copy of the trust agreement, and corporations must furnish a corporate resolution or bylaws.

         Enter the legal address, which is the residence or domicile address used for tax purposes, of the investor on LINE 7. Do not enter post office boxes.

         If the mailing address is different from the legal address, complete LINE 8.

         If an individual retirement account, enter the name and address of the custodian on LINE 9.

         The investor must sign and date LINE 10. If a joint account, both investors must sign. In an individual retirement account, both the custodian and the investor must sign.

         The financial advisor must sign in LINE 11. Some broker-dealers also require the signature of an office manager.

         Enter the name of the selling firm and the name, number, address and telephone number of the financial advisor in LINE 12.

         The financial advisor should send subscription agreements, payment and any other required documents to:

         - the administration or fund administration office of the selling firm, if firm procedures require;

         -        the custodial firm, if one is required; or

         - the fund at 70 West Red Oak Lane, White Plains, New York 10604, Attention: Fund Administration.

Send documents early in the month to reach the fund before month-end.

         If payment is being made by wire transfer, the financial advisor should contact either his or her fund administration department or the fund administration department of the fund for instructions. PAYMENTS MADE BY CHECK MUST BE RECEIVED AT LEAST THREE BUSINESS DAYS PRIOR TO THE LAST BUSINESS DAY OF THE MONTH, AND PERSONAL CHECKS MUST BE RECEIVED AT LEAST FIVE BUSINESS DAYS PRIOR TO THE LAST BUSINESS DAY OF THE MONTH. ONLY SUBSCRIPTIONS FOR WHICH PAYMENT HAS CLEARED WILL BE ACCEPTED.

         Subscriptions close on the last business day of each month. The fund administration department of a selling firm may have an earlier deadline for subscriptions.

         A financial advisor having specific questions about the subscription process should call the fund administration department of the fund at (800) 352-5265 or his or her fund administration department.

                  SUBSCRIPTION AGREEMENT AND POWER OF ATTORNEY
                                  DATED , 2000


Shaffer Diversified Fund, LP
c/o Shaffer Asset Management, Inc.
70 West Red Oak Lane
White Plains, NY  10604

Dear Sir or Madam:

         SUBSCRIPTION FOR UNITS. I hereby irrevocably subscribe for the number of units of limited partner interest in Shaffer Diversified Fund, LP set forth herein at the net asset value per unit as set forth in the prospectus of the fund dated , 2000. My check payable to the fund in the full amount of my subscription accompanies this letter, or I have authorized the selling agent to debit my customer securities account in the amount set forth on the reverse side hereof.

         REPRESENTATIONS AND WARRANTIES. I have received a copy of the prospectus and the statement of additional information, in each case as amended or supplemented. By signing this letter, I make the representations and warranties set forth in Exhibit C to the prospectus entitled "Subscription Requirements." In particular, I represent that I meet all financial standards described in the prospectus, including the net worth and annual income requirements.

         AGREEMENTS. By signing this letter, I shall be deemed to have executed and to agree to be bound by the terms of the agreement of limited partnership attached as Exhibit A to the prospectus of the fund dated , 2000. In addition, I agree to reimburse the fund and its general partner for any expense or loss incurred as a result of my failure to deliver good funds for the subscription amount. I consent to the execution and delivery of an advisory agreement between the fund and Shaffer Asset Management, Inc. and to the payment of compensation to Shaffer Asset Management, Inc. as described in the prospectus. In addition, if I am not a citizen or resident of the United States for federal income tax purposes and not a dealer in commodities, I agree to pay or reimburse the fund for any taxes imposed as a result of my status as a limited partner.

         POWER OF ATTORNEY. In connection with my purchase of units, I do hereby irrevocably constitute and appoint Daniel S. Shaffer and his successors and assigns as my true and lawful attorney-in-fact, with full power of substitution in my name, place and stead, (i) to file, prosecute, defend, settle or compromise litigation, claims or arbitration on behalf of the fund and (ii) to make, execute, sign, acknowledge, swear to, deliver, record and file any documents or instruments considered necessary or desirable by the general partner to carry out fully the provisions of the agreement of limited partnership of the fund, including without limitation the execution of the agreement of limited partnership and all amendments permitted by the terms thereof to be entered into by the general partner. The power of attorney granted hereby shall be deemed to be coupled with an interest, shall be irrevocable and shall survive and not be affected by my subsequent death, incapacity, disability, insolvency or dissolution or any delivery by me of an assignment of the whole or any portion of my interest in the fund.

         IRREVOCABILITY; GOVERNING LAW. I hereby acknowledge that I am not entitled to cancel, terminate or revoke this subscription or any of my agreements hereunder after the subscription has been submitted. The laws of the State of Delaware shall govern this subscription agreement and power of attorney.

         1.       Amount of subscription: ______________________

         2. If debit is to be made to customer securities account, account number: ____________________.

         3.       Social Security or taxpayer identification number: _______ -
                  ______ - ______.

Taxable investors (check one):                                Non-taxable investors (check one):
[  ]     Individual                                           [  ]     Individual retirement account
[  ]     Joint tenants with right of survivorship             [  ]     IRA rollover
[  ]     Tenants in common                                    [  ]     SEP
[  ]     Community property                                   [  ]     Profit-sharing account
[  ]     Estate                                               [  ]     Defined benefit account
[  ]     UGMA/UTMA                                            [  ]     Pension
[  ]     Corporation                                          [  ]     Other (specify):  _____________
[  ]     Partnership
[  ]     Grantor or other revocable trust
[  ]     Trust other than grantor or revocable trust

         4. [ ] Existing account: ____________________.

         5. Name: _________________________________________________________.

         6. Additional information (see instructions): ________________________.

         7. Address: __________________________________________

                     __________________________________________

                     __________________________________________

         8. Mailing address (if different):

                     __________________________________________

                     __________________________________________

                     __________________________________________

         9. Custodian name and mailing address:

                     __________________________________________

                     __________________________________________

                     __________________________________________

         10.      Signature:                         Date:

                  ___________________________        ______________________

                  Signature of joint investor:       Date:

                  ___________________________        ______________________

UNITED STATES INVESTORS

         [ ] I have checked the box if I am subject to backup withholding under the provisions of section 3406(a)(1)(C) of the Internal Revenue Code. Under penalties of perjury, by signature above I hereby certify that the Social Security or taxpayer identification number above is my true, correct and complete Social Security or taxpayer identification number and that the information given in the immediately preceding sentence is true, correct and complete.

NON-UNITED STATES INVESTORS

         Under penalties of perjury, by signature above I hereby certify that I am not a citizen or resident of the United States and not a United States corporation, partnership, estate or trust.

FINANCIAL ADVISORS

         I hereby certify that I have informed the investor of all pertinent facts relating to the risks, tax consequences, liquidity, marketability, management and control of the fund with respect to an investment in the units,
as set forth in the prospectus dated          , 2000. I have also informed the
investor that it is unlikely that a public trading market in the units will develop.

         I have reasonable grounds to believe, based on information obtained from the investor concerning his or her investment objectives, other investments, financial situation and needs and any other information known by me, that investment in the fund is suitable for the investor in light of his or her financial position, net worth and other suitability characteristics.

         The financial advisor must sign below to substantiate compliance with NASD Rule 2810.

         Financial advisor signature:                Date:

         ___________________________                 ______________________

         Office manager signature (if required       Date:
         by selling agent procedures):

         ___________________________                 ______________________

         Financial advisor name: __________________________________________

         Address:                __________________________________________

                                 __________________________________________

                                 __________________________________________

         Telephone:              __________________________________________

         Facsimile:              __________________________________________

         email:                  __________________________________________

                          SHAFFER DIVERSIFIED FUND, LP

                    15,000 UNITS OF LIMITED PARTNER INTEREST



                            -------------------------

                                   PROSPECTUS

                            -------------------------





                         SHAFFER ASSET MANAGEMENT, INC.

                                 GENERAL PARTNER





                                             , 2000











         UNTIL ,          2000, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE
SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The general partner of the registrant will pay offering expenses as described in the prospectus included in this registration statement. The registrant will reimburse the general partner for these expenses in 30 monthly installments, up to the lesser of the actual amount or 2.5% of the aggregate subscriptions accepted. The following is an estimate of the expenses for the nine-month period following the date on which this registration statement is filed.

Securities and Exchange Commission registration fee..........................................                $  3,960
National Association of Securities Dealers, Inc. filing fee..................................                   2,000
Printing expenses............................................................................                  20,000
Accounting fees and expenses.................................................................                  45,000
Blue-sky fees and expenses (excluding legal fees)............................................                   5,000
Legal fees and expenses......................................................................                 120,000
Miscellaneous offering costs.................................................................                   4,040
     Total...................................................................................                $200,000

ITEM 14 INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         Article 14 of the agreement of limited partnership of the registrant, which is included as Exhibit A to the prospectus which forms a part of this registration statement, provides for the indemnification by the registrant of the general partner, its controlling persons and former general partners in specified circumstances. This indemnification is limited to claims arising from actions or omissions in which the person seeking indemnification was acting on behalf of or providing services to the registrant, if the person seeking indemnification determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the registrant and if the liability or loss did not result from negligence or misconduct by the person seeking indemnification.

         Notwithstanding the above, no person will be indemnified by the fund for claims arising out of alleged violations of federal or state securities laws unless:

         - there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee;

         - the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee; or

         - a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made; provided that the court has been advised of the position as to indemnification for violations of securities laws of the Securities and Exchange Commission and the securities administrators of the jurisdictions in which the claimant alleges to have been offered or sold units.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

         None.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following exhibits and financial statement schedules are filed herewith and made a part of this registration statement.

NUMBER                                          DESCRIPTION
------                                          -----------
1.1      Form of Selling Agreement among the registrant, Shaffer Asset Management, Inc., ADM Investor
         Services, Inc. and a selling agent.

3.1      Certificate of Limited Partnership of the registrant.

3.2      Agreement of Limited Partnership of the registrant dated as of August 29, 2000 (included as
         Exhibit A to the prospectus included in this registration statement).

5.1      Opinion of McDermott, Will & Emery regarding legality of the units.

8.1      Opinion of McDermott, Will & Emery regarding federal income tax matters.

10.1     Advisory Agreement between the registrant and Shaffer Asset Management, Inc.

10.2     Commodity Trading Authorization between the registrant and Shaffer Asset Management, Inc.

10.3     Subscription Agreement and Power of Attorney (included as Exhibit D to the prospectus included in this registration statement).

23.1     Consent of McDermott, Will & Emery (included in exhibits 5.1 and 8.1 to this registration statement).

23.2     Consent of accountants.

99.1     Statement of additional information prepared in compliance with rules of the National Futures
         Association.

ITEM 17. UNDERTAKINGS.

         Subject to the limitations set forth in Item 512 of Regulation S-K under the Securities Act of 1933, the undersigned registrant hereby undertakes:

                  (i) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (A) to include any prospectus required by section
                  10(a)(3) of the Securities Act of 1933;

                           (B) to reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                           (C) to include any material information with respect
                  to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  (ii) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

                  (iii) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

                  (iv) that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), 424(b)(4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

                  (v) that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 512(h) or otherwise, the registrant had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York on September 25, 2000.

                          SHAFFER DIVERSIFIED FUND, LP

                          By:      Shaffer Asset Management, Inc.
                                   General Partner

                                   By:      /s/ Daniel S. Shaffer
                                            Daniel S. Shaffer
                                            President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following person in the capacities and on the dates indicated.

          SIGNATURE                      NAME                        TITLE                          DATE
          ---------                      ----                        -----                          ----
/s/ Daniel S. Shaffer              Daniel S. Shaffer      President of General Partner      September 25, 2000
                                                          (chief executive officer)

/s/ Daniel S. Shaffer              Daniel S. Shaffer      President of General Partner      September 25, 2000
                                                          (chief accounting officer)

                                INDEX TO EXHIBITS

NUMBER                                          DESCRIPTION
------                                          -----------
1.1      Form of Selling Agreement among the registrant, Shaffer Asset Management, Inc., ADM Investor
         Services, Inc. and a selling agent.

3.1      Certificate of Limited Partnership of the registrant.

3.2      Agreement of Limited Partnership of the registrant dated as of August 29, 2000 (included as
         Exhibit A to the prospectus included in this registration statement).

5.1      Opinion of McDermott, Will & Emery regarding legality of the units.

8.1      Opinion of McDermott, Will & Emery regarding federal income tax matters.

10.1     Advisory Agreement between the registrant and Shaffer Asset Management, Inc.

10.2     Commodity Trading Authorization between the registrant and Shaffer Asset Management, Inc.

10.3     Subscription Agreement and Power of Attorney (included as Exhibit D to the prospectus included in this registration statement).

23.1     Consent of McDermott, Will & Emery (included in exhibits 5.1 and 8.1 to this registration statement).

23.2     Consent of accountants.

99.1     Statement of Additional Information.